EXHIBIT 2.1

EXECUTION VERSION

INFORMATION IN THIS EXHIBIT IDENTIFIED BY “[***]” IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(2)(II) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) IS CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

BY AND AMONG

ALJ REGIONAL HOLDINGS, INC.

FANEUIL, INC.

TTEC GOVERNMENT SOLUTIONS, LLC

AND

TTEC HOLDINGS, INC.

DATED AS OF DECEMBER 21, 2021

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4.20	Undisclosed Liabilities	40
4.21	Information Security	40
4.22	Full Disclosure	42
4.23	Exclusivity of Representations and Warranties	42

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER.		43

5.01	Organization	43
5.02	Authorization	43
5.03	No Conflicts	43
5.04	No Consents	43
5.05	Litigation	44
5.06	No Withholding Taxes	44
5.07	Finder’s Fees	44
5.08	Financing	44
5.09	No Other Representations and Warranties	44

ARTICLE VI. COVENANTS.		44

6.01	Operation of the Business	44
6.02	Investigation of Business; Confidentiality	46
6.03	Commercially Reasonable Efforts; Further Assurances	47
6.04	Consents, Regulatory and Other Authorizations	47
6.05	No Disclosure	48
6.06	Access to Records and Personnel	49
6.07	Fees and Expenses	50
6.08	Employee Relations and Benefits	51
6.09	Tax Matters	55
6.10	Mail Handling	56
6.11	Required Business Financial Statements	56
6.12	No Solicitation	57
6.13	Covenant Not to Compete	57
6.14	Use of Name	58
6.15	Shared Contracts	59
6.16	Notification of Certain Matters	60
6.17	Transition Services	60
6.18	Other Services	60
6.19	Existence of Parent	60
6.20	Guarantee	61

ARTICLE VII. CONDITIONS TO CLOSING.		62

7.01	Conditions Precedent to Obligations of Purchaser, Parent and the Company	62
7.02	Conditions Precedent to Obligation of Parent and the Company	62
7.03	Conditions Precedent to Obligation of Purchaser	63

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ARTICLE VIII. TERMINATION.		64

8.01	Termination	64
8.02	Effect of Termination	65

ARTICLE IX. INDEMNIFICATION		65

9.01	Indemnification	65
9.02	Certain Limitations	66
9.03	Procedures for Third Party Claims and Excluded Liabilities	68
9.04	Certain Procedures	69
9.05	Remedies Exclusive	69

ARTICLE X. SPECIAL INDEMNITIES		70

10.01	Special Indemnity for IT Expenses	70
10.02	Special Indemnity for Real Property Expenses	70
10.03	Special Indemnity for Wage Losses	71
10.04	Indemnity Statement	73

ARTICLE XI. MISCELLANEOUS.		74

11.01	Entire Agreement	74
11.02	Governing Law; Jurisdiction; Waiver of Jury Trial	74
11.03	Amendment; Waiver	75
11.04	Notices	75
11.05	Severability	77
11.06	Assignment and Binding Effect	77
11.07	No Benefit to Others	77
11.08	No Recourse	77
11.09	Specific Performance	77
11.10	Counterparts	78
11.11	Interpretation	78
11.12	Disclosure	78
11.13	No Presumption	79

EXHIBITS

Exhibit AFour-Wall EBITDA

Exhibit BFully Allocated EBITDA

Exhibit CTransferred Registered IP

Exhibit DVistio Call Option Price

Exhibit EWage True Up Calculation Spreadsheet

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 21, 2021 (this “Agreement”), is made by and among ALJ Regional Holdings, Inc., a Delaware corporation (“Parent”), Faneuil, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (the “Company”), TTEC Government Solutions, LLC, a Colorado limited liability company (“Purchaser”) and, solely for purposes of Section 6.20, TTEC Holdings, Inc., a Delaware corporation and direct parent entity of Purchaser (the “Guarantor”). The parties to this Agreement may be referred to herein each individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company is engaged in, among other things, the Business;

WHEREAS, the Company owns, licenses or leases the Purchased Assets;

WHEREAS, the Company desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire, accept and assume from the Company, the Purchased Assets and Assumed Liabilities upon the terms and subject to the conditions specified in this Agreement (the “Transactions”); and

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) resolved that the entry into this Agreement and the consummation of the Transactions are expedient and for the best interests of Parent, and (b) approved and adopted this Agreement and the consummation by Parent of the Transactions, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. DEFINITIONS.

1.01Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceleration Exclusivity Period” shall have the meaning set forth in Section 2.08(e).

“Acceptance Notice” shall have the meaning set forth in Section 2.08(e).

“Actions” shall have the meaning set forth in Section 4.07.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“ACA” means the US comprehensive health care reform law, Patient Protection and Affordable Care Act, enacted in March 2010, as amended.

“Affected Employees” means those Business Employees (or new hires for similar positions) supporting any of the Indemnity Contracts and whose Wage rates on the Closing Date are below the Target Wage Rate.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 2.06.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset Allocation” shall have the meaning set forth in Section 2.06.

“Assumed Liabilities” means the following Liabilities of the Company (expressly excluding all Excluded Liabilities), and no others:

(i)any and all Liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Purchased Assets from and after the Closing;

(ii)any and all Liabilities in respect of the Transferred Employees incurred on or after the Employment Commencement Date;

(iii)any and all Liabilities in respect of (A) Taxes with respect to the Purchased Assets and the Business for any Post-Closing Tax Period (for the avoidance of doubt, including Property Taxes to be paid by Purchaser pursuant to Section 6.09(b)) and (B) Transfer Taxes to be paid by Purchaser pursuant to Section 6.09(a);

(iv)the Purchaser Portion of the Shared Contract Liabilities; and

(v)any and all Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the Transaction Documents.

“Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA), (ii) each employment, individual consulting, severance, change in control, retention or similar plan, program, agreement, arrangement or policy, and (iii) each other plan, program, agreement, arrangement or policy, whether written or unwritten, providing compensation or other benefits, including bonus, commission, or other incentive compensation, equity or equity-based compensation, deferred compensation, retirement, pension, disability, life insurance, health, welfare, vacation, paid time off, employee loan, perquisites or other similar compensation or benefits, in each case that is maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has any liability, in each case for the benefit of any current or former director, officer, employee, consultant or other individual service provider (or any dependent or beneficiary thereof) performing services for the Business, but excluding any plans, agreements and arrangements that are mandated by applicable Law and primarily operated and maintained by a Governmental Authority.

“Business” means the outsourcing solutions and services as carried on and conducted as of the date hereof by the Company and its Subsidiaries in relation to the Tolling & Transportation Vertical and the HBE Vertical.  For the avoidance of doubt, the South Carolina Agreement is included as a Transferred Contract and shall be deemed part of the Business hereunder by agreement of the Parties, but otherwise would not meet the foregoing definition and shall not be deemed to create precedent regarding the treatment of similar agreements.

“Business Competitor” shall have the meaning set forth in Section 6.13(b).

“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close for business by Law in the State of New York; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Business Employee” means each employee of the Company and its Subsidiaries as of the most recent date practicable prior to the date of this Agreement set forth on Schedule 4.11(a) (including those on a leave of absence approved by the Company or its Subsidiary employing them in accordance with the Company’s or its Subsidiary’s leave of absence policy (which shall include any employees with the legal right to return to employment upon expiration of such leave), but excluding any such employee whose employment with the Company or its Subsidiaries terminates prior to the Closing or who is on a leave of absence not approved by the Company or its Subsidiary employing him or her).

“Call Option Price” means the amount set forth on Schedule 1.1(a).

“Call Exercise Notice” shall have the meaning set forth in Section 2.08(a).

“Call Right” shall have the meaning set forth in Section 2.08(a).

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Date Payment” means $140,000,000 less the Indemnification Escrow Amount.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Company” shall have the meaning set forth in the Preamble.

“Company or Subsidiary Privacy Policy” means each external or internal, past or present published privacy policy of any Company or Subsidiary, including any policy relating to: (a) the privacy of users of any Company or Subsidiary Web Site or Company or Subsidiary Software; (b) the data protection, processing, security, collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

“Company or Subsidiary Web Site” means any public or private website, social media page or mobile application owned, maintained or operated at any time by or on behalf of any of the Company or Parent, and any online service made available by the Company or Parent.

“Company Portion of the Shared Contract Liabilities” shall have the meaning set forth in Section 6.17(c).

“Competing Business” shall have the meaning set forth in Section 6.13(b).

“Confidential Information” shall have the meaning set forth in Section 6.06(d).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated December 10, 2020 by and among the Company and Purchaser.

“Contract” means any legally binding written or oral contract, subcontract, license, sublicense, lease, sublease, understanding, instrument, indenture, note or other binding commitment or undertaking of any nature.

“Cyber Incident” means that certain ransomware incident disclosed by Parent in its Current Report on Form 8-K filed with the SEC on August 19, 2021 and any other cyber incident that has occurred in the information technology environment of Parent or the Company at any time prior to the Closing.

“Definitive Transaction Flow” shall have the meaning set forth in Section 2.02(c).

“Designated Accounting Firm” means Grant Thornton, or any other nationally recognized independent public accounting firm, or any successor thereto, as shall be mutually agreed upon by the Parties.

“DOJ” shall have the meaning set forth in Section 6.04(b).

“Earn-Out Amount” means the amount set forth on Schedule 1.1(b).

“Earn-Out Dispute Notice” shall have the meaning set forth in Section 2.03(b).

“Earn-Out Period” means the first full consecutive twelve (12)-month period following the Go Live Date of the NY Metro Agreements or the South Carolina Agreement, as applicable.

“Earn-Out Statement” shall have the meaning set forth in Section 2.03(b).

“Employment Commencement Date” means, with respect to (i) each Identified Business Employee, the Closing Date or, if earlier, the date the Identified Business Employee transferred to Purchaser and its Subsidiaries and (ii) with respect to each other Transferred Employee, the date the Transferred Employee commences employment with Purchaser and its Subsidiaries pursuant to the terms of the Transition Services Agreement.

“Environmental Claim” means any claim, action, suit, proceeding, investigation, order, demand or written notice alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to: (i) the presence of, release of, or exposure to any Hazardous Materials; (ii) circumstances forming the basis of any violation of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability could be imposed under, Environmental Law.

“Environmental Law” means any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local Law, each as amended.

“Environmental Permits” means applicable permits, licenses, certificates, approvals and authorizations of Governmental Authorities required by Environmental Laws for the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means an escrow agent reasonably acceptable to the Parties and who is a party to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement, in a form reasonably acceptable to the Parties, to be entered into by Parent, Purchaser and Escrow Agent at the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets of the Company or any of its Subsidiaries other than the Purchased Assets, and shall expressly include any of the rights, properties or assets set forth below (whether or not they would otherwise constitute Purchased Assets):

(i)any cash funds, cash equivalents, bank deposits, security deposits, bonds or similar cash items or instruments;

(ii)any accounts receivable, vendor rebate receivables, notes receivable or other receivables accrued for periods prior to the Closing Date;

(iii)any Intellectual Property of the Company or any of its Subsidiaries other than the Transferred Intellectual Property;

(iv)for the avoidance of doubt, any Intellectual Property or other assets owned or licensed by Vistio, it being understood that if Purchaser exercises the Vistio Call Right, these assets will be transferred upon the closing of the acquisition pursuant to the Vistio Call Right;

(v)any (A) personnel records pertaining to any former employee of the Company and its Subsidiaries or any Business Employee to the extent applicable Law prohibits the transfer of such information, (B) corporate books and records of internal corporate proceedings, tax records (other than those tax records relating solely to the Business or the Purchased Assets) and work papers of the Company or any of its Subsidiaries, (C) books and records of the Company or any of its Subsidiaries that any of them is required by Law to retain and (D) any Tax Returns and related books and records that do not relate solely to the Business or the Purchased Assets;

(vi)any claim, right or interest of the Company or any of its Subsidiaries in or to any refund, rebate, abatement or other recovery related to Excluded Taxes, together with any interest due thereon or penalty rebate arising therefrom;

(vii)any insurance policies and any rights of proceeds thereof;

(viii)all Benefit Plans and any and all assets, trust agreements and other funding vehicles related to the Benefit Plans in which Business Employees participate as of the Closing Date;

(ix)intracompany accounts (payables and receivables) of the Company and its Subsidiaries;

(x)de minimis tangible assets that are not commercially reasonably divisible;

(xi)any billing, order entry, fulfillment, accounting, finance, collections or other ancillary or corporate shared services provided by the Company or its Subsidiaries or other corporate centralized functional organizations within or controlled by the Company or its Subsidiaries other than those shared services that are specifically included as Purchased Assets; and

(xii)all other assets, properties, interests and rights of the Company or any of its Subsidiaries that are not primarily related to or primarily used in the operation or conduct of the Business.

“Excluded Liabilities” means all Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities, and shall expressly include (whether or not they would otherwise constitute Assumed Liabilities):

(i)any Indebtedness;

(ii)any accounts payable, other than accounts payable of the Business accrued after the Closing Date;

(iii)any Excluded Taxes;

(iv)any Liabilities with respect to (A) except as set forth in the Transaction Documents, the Benefit Plans, whether arising before or after the Closing Date; (B) any Transferred Employee incurred prior to the Closing Date; (C) any change-of-control, retention, severance or similar payment that is triggered in whole or in part by the transactions contemplated by this Agreement payable to any Business Employee including the employer portion of any employment or workers’ compensation taxes relating to any such payments; or (D) except as set forth in Section 6.08, the employment of the Business Employees on or prior to the Closing Date, or related to the termination of the Business Employees’ employment by the Company or any of its Subsidiaries on or as of the Closing Date, including Liabilities in respect of payroll, bonuses, workers’ compensation benefits and taxes, employment taxes, severance or employee benefits;

(v)any Liabilities arising from or relating to any Excluded Asset;

(vi)all costs and expenses of Parent and the Company incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated hereby;

(vii)any and all Liabilities for which the Company or any of its Affiliates expressly has responsibility pursuant to the Transaction Documents;

(viii)any and all Liabilities under the Transferred Contracts to the extent such Liabilities (A) arise from or relate to any breach or violation by the Company or any Affiliate of the Company prior to the Closing (other than any non-monetary Liabilities resulting from immaterial breaches or violations prior to the Closing) or (B) arise directly from any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or violation of any such Transferred Contract;

(ix)any and all Liabilities under Transferred Contracts not exclusively related to the Business (in accordance with the terms of such Transferred Contracts as in effect as of the Closing), but solely to the extent that such Liabilities do not arise from or relate to the Business or any actions or omissions of Purchaser or its Affiliates;

(x)any and all Liabilities arising at any time in relation to the employment or termination of employment of any employee of the Company or its Subsidiaries who is not a Transferred Employee;

(xi)any and all Liabilities or Losses arising at any time prior to the Closing in relation to any breach or claim of breach of any Information Privacy and Security Law;

(xii)any and all Liabilities or Losses arising directly from the Cyber Incident; and

(xiii)the Company Portion of the Shared Contract Liabilities.

“Excluded Taxes” means any Taxes imposed on or with respect to the Company, the Purchased Assets, or the Business other than (i) any Taxes with respect to the Purchased Assets, or the Business for any Post-Closing Tax Period (including, for the avoidance of doubt, any Property Taxes to be paid by Purchaser pursuant to Section 6.09(b)), and (ii) any Transfer Taxes to be paid by Purchaser pursuant to Section 6.09(a).

“Exhibits” shall have the meaning set forth in Section 11.01.

“Financial Statements” shall have the meaning set forth in Section 4.08.

“Four-Wall EBITDA” means during the Earn-Out Period, the aggregate earnings before interest, taxes, depreciation and amortization, Overhead Costs, pre-tax implementation related earnings.  For the avoidance of doubt, the Four-Wall EBITDA will not include any Overhead Costs allocated to such earnings.  For illustrative purposes and the avoidance of doubt, an example of calculation of the Four-Wall EBITDA is set forth on Exhibit A

“Four-Wall EBITDA Margin Threshold” means the amount set forth on Schedule 1.1(c).

“FTC” shall have the meaning set forth in Section 6.04(b).

“Fully Allocated EBITDA” means Four-Wall EBITDA minus Overhead Costs.  For illustrative purposes and the avoidance of doubt, an example of calculation of the Fully Allocated EBITDA is set forth on Exhibit B.

“Fully Allocated EBITDA Margin Threshold” means the amount set forth on Schedule 1.1(d).

“Fundamental Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.06(a), 4.15, 4.19, 5.01, 5.02 and 5.07.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.05(c).

“Go-Live Date” means the commencement date of Revenue-producing operations and services with respect to a Contract after the Implementation Period.

“Governmental Authority” means any (i) nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, merger control authority, in each case of competent jurisdiction, (ii) arbitrator, tribunal or federal, state, local or foreign court, in each case of competent jurisdiction, (iii) national securities exchange on which the securities of Parent or Purchaser are listed or (iv) other governmental entity or quasi-governmental entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case of competent jurisdiction.

“Governmental Authorization” means any licenses, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Antitrust Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Government/Other Vertical” means all operations, services and revenue generating commercial agreements associated with governmental agencies and miscellaneous other related contracts.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by-products or derivatives and asbestos and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone-depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

“HBE Vertical” means all operations, services and revenue generating commercial agreements associated with health benefit exchanges established in connection with the ACA, a list of which is set forth on Schedule 1.1(e).

“HSR Act” shall have the meaning set forth in Section 4.04.

“Identified Business Employee” means (i) each Business Employee identified as an “Identified Business Employee” on Schedule 4.11(a) and (ii) each other employee of the Company and its Subsidiaries who holds a position related to the Business who the Company and Purchaser shall mutually agree in writing to transfer to Purchaser and its Subsidiaries prior to the Closing Date.

“Implementation Period” means such period between the date a Contract is signed and the date on which Revenue-producing operations or services under such Contract commences.

“Implementation Revenue” means payment for services provided by the Company during an Implementation Period.

“Indebtedness” means with respect to any Person, without duplication, (i) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by notes, bonds, debentures or similar instruments for the deferred purchase price of property, goods or services (including earn-outs and other contingent payments), (iii) any obligations under any interest rate, currency or other hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations as determined under GAAP, (vi) any guarantees or other support with respect to any indebtedness of any other Person of a type described in clauses (i) through (v) above, (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar charges in respect of, any of the foregoing obligations, and (viii) any and all accrued PTO for each Transferred Employee.

“Indemnification Escrow Amount” means $14,978,261.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount, plus any interest or other amounts earned thereon, less any disbursements therefrom in accordance with the Escrow Agreement.

“Indemnity Contracts” shall have the meaning set forth in Section 10.03(a).

“Indemnity Dispute Notice” shall have the meaning set forth in Section 10.04.

“Indemnity Statement” shall have the meaning set forth in Section 10.04.

“Information Privacy and Security Law” means any applicable Law of any competent jurisdiction addressing issues of information privacy and security, including, as applicable, state privacy Laws in the United States, the General Data Protection Regulation (GDPR) (EU) 2016/679), and the Directive on Privacy and Electronic Communications (2002/58/EC), and any national Laws that implement or supplement the provisions of any of the foregoing, or any guidance issued by a Governmental Authority concerning the processing of Personal Data, together with any implementation legislation or any equivalent legislation of any other applicable jurisdiction, including each applicable Law relating to the transfer of Personal Data, and any applicable Law concerning any requirement for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Infringement” or “Infringe” means that a given item or activity infringes, misappropriates or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all of the following: (i) patents and patent applications, (ii) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith (“Trademarks”), (iii) copyrights, including copyrights in computer software, (iv) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, confidential and proprietary information, and (v) registrations and applications for registration of the foregoing.

“International Trade Laws” shall have the meaning set forth in Section 4.16(c).

“IT Systems” means the computer systems, hardware, servers and other storage devices and work stations and related information technology equipment owned or leased, including cloud subscription, by the Company or its Subsidiaries and used in the Business (including systems and tools used for cyber security to address vulnerability assessment, access and identity management, data loss prevention, end-point detection and protection, and other similar tools used for information security maintenance and recovery).

“Knowledge of Company” means the actual or constructive knowledge of any of Anna Van Buren and Jess Ravich.

“Knowledge of Purchaser” means the actual or constructive knowledge of any of the Chief Executive Officer, Chief Operating Officer, General Counsel and head of the Engage business segment of Purchaser.

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” means any and all liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, expenses, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured.

“Licensed Mark” shall have the meaning set forth in Section 6.14(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, adverse claim, easement, encroachment, servitude, license, covenant, condition, right of first offer or right of first refusal, restriction on transfer, proxy, voting trust, voting agreement, or other similar encumbrance or restriction.

“Losses” means any losses, damages, Liabilities, penalties, fines, costs or expenses (including reasonable attorneys’ fees and expenses and reasonable expenses of other professionals); provided that “Losses” shall not include special, consequential, indirect, punitive or exemplary damages or claims sounding in loss of reputation (other than any such damages payable to a Third Party in connection with a Third Party claim).  For the avoidance of doubt, Losses shall not include any losses, damages, Liabilities, penalties, fines, costs or expenses relating to the failure to obtain the extension or renewal or the termination of any Transferred Contract from a customer of the Business after such Transferred Contract has been assigned to Purchaser after Closing with customer consent in accordance with this Agreement.

“Material Adverse Effect” means any change, event, fact, development, effect or occurrence that individually or in the aggregate with all other changes, events, facts, developments, effects or occurrences has had, or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise) or results of operations of the Business and the Purchased Assets, taken as a whole, or (ii) the ability of Parent or the Company to consummate the transactions contemplated by this Agreement, other than any material adverse effect resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its Subsidiary operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiary arising out of or resulting from the announcement of this Agreement or the identity of the parties to this Agreement, (iv) changes after the date hereof in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) global, national, or regional political conditions, including any outbreak or escalation of hostilities or war (whether or not declared), sabotage, military actions or any act of terrorism, (vi) any change in the cost or availability or other terms of any financing necessary for Purchaser to consummate the transactions contemplated hereby, (vii) natural disasters, earthquakes, hurricanes, tsunamis, tornadoes, hail, storms, lightning, droughts, floods, mudslides or other natural or manmade disasters, acts of God, weather‑related conditions, widespread health conditions (including any epidemic, pandemic or disease outbreak (including outbreaks relating to COVID-19)), explosions or fires, including, in each case, any worsening thereof, or (viii) any failure by the Company or its Subsidiaries to meet internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), unless, in the cases of clauses (i), (ii), (iv), (v) or (vii) above, such changes would reasonably be expected to have a materially disproportionate adverse impact on the Business relative to similar businesses of comparable size.

“Material Contract” shall have the meaning set forth in Section 4.10(a).

“Maximum Remaining Wage Exposure” means the remaining potential exposure to Wage Losses as of a particular date for each of the Indemnity Contracts, as set forth in the Wage True Up Calculation Spreadsheet.

“Nonassignable Assets” shall have the meaning set forth in Section 2.04(b).

“Non-HBE Vertical” means all operations, services and revenue generating commercial agreements associated with healthcare, but not related to health benefit exchanges established in connection with the ACA.

“Non-Recourse Party” shall have the meaning set forth in Section 11.08.

“NY Metro Agreements” means the following three agreements: (i) the Agreement for Personal Services to be entered into between the Company and the New York State Thruway Authority upon notice to proceed, (ii) the Agreement between the Company and the Triborough Bridge and Tunnel Authority, dated August 9, 2021 and (iii) the Agreement to be entered into between the Company and the Port Authority of New York & New Jersey, dated August 2021.

“OFAC” shall have the meaning set forth in Section 4.16(b).

“Offer Employees” shall have the meaning set forth in Section 6.08(a).

“Other Proposal” shall have the meaning set forth in Section 2.08(e).

“Other Verticals” means the Non-HBE Vertical (also referred by the Parties as commercial healthcare business), the Government/Other Vertical and the Utility Vertical, including all existing revenue generating commercial agreements associated therewith and those commercial agreements for which the Company or its Subsidiaries submitted or is preparing to submit a response to a request for proposal, which, for the avoidance of doubt, as of the date of this Agreement.

“Other Verticals Exclusivity Period” shall have the meaning set forth in Section 2.08(b).

“Option Period” shall have the meaning set forth in Section 2.08(a).

“Overhead Costs” means costs that represent 7% of Revenue.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Preamble.

“Party” or “Parties” shall have the meanings set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 4.05.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (iii) protective filings related to operating leases with third parties entered into in the ordinary course of business that relate solely to equipment financed pursuant to such operating leases, (iv) with respect to Intellectual Property, non-exclusive licenses, (v) in the case of securities and any other equity ownership interests, the restrictions imposed by federal, state and foreign securities laws, (vi) any Lien, the existence of which does not materially detract from the value of any of the property, rights or assets included in the Purchased Assets or the Business or materially interfere with the use thereof, and (vii) Liens described on Schedule 1.1(f).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization or other entity.

“Personal Data” means: (a) any information that relates to, is linked to, or is capable of being linked to, an individual, employee, customer and/or client; (b) any information that is governed, regulated or protected by any Information Privacy and Security Law; and (c) any information that is covered by the Payment Card Industry Data Security Standard (PCI DSS).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Triggering Billing Increase” shall have the meaning set forth in Section 10.03(d).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Triggering Billing Increase” shall have the meaning set forth in Section 10.03(d).

“Proceeding” means any lawsuit, arbitration, audit or other similar proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Authority.

“Property Taxes” means real property Taxes, personal property Taxes and similar ad valorem Taxes but does not include Transfer Taxes.

“Provider” shall have the meaning set forth in Section 6.06(d).

“PTO” shall have the meaning set forth in Section 6.08(h).

“Public Official” shall have the meaning set forth in Section 4.16(a).

“Purchase Price” means (a) the Closing Date Payment, plus (b) the Indemnification Escrow Fund, plus (c) the Earn-Out Amount, as adjusted in accordance with Section 2.02, less (d) if applicable, a pro-rated amount of the Run Rate Revenue generated by any Transferred Contract for which consent to effect its transfer to Purchaser has not been received or is not effective as of the Closing, provided that if such consent is acquired after Closing, the withheld pro-rated amount will be paid to Parent promptly thereafter.

“Purchased Assets” means the following assets, properties, business and rights (in each case, expressly excluding all Excluded Assets) owned by the Company or any of its Subsidiaries, whether tangible or intangible, real, personal or mixed, in relation to the Business:

(i)subject to Section 2.04(b), all rights under the Transferred Contracts; including all sales pipelines and related information (including pending or not yet submitted proposals) in connection with the Transferred Contracts and the Business;

(ii)all Transferred Intellectual Property;

(iii)all Governmental Authorizations used exclusively in the operation or conduct of the Business (but only to the extent transferable or assignable to Purchaser or a Purchaser Designee without additional cost to the Company or its Subsidiaries (other than nominal administrative filing fees));

(iv)all equipment, machinery, computers and other tangible personal property assets primarily related to or primarily used in the operation or conduct of the Business;

(v)copies of all personnel records pertaining to any Transferred Employee to the extent applicable Law requires or permits the transfer of such records;

(vi)all books and records of the Company and its Subsidiaries primarily related to or primarily used in the operation or conduct of the Business and commercially reasonably separable from those portions of books and records of the Company and its Subsidiaries relating to the Retained Business (except any books and records which constitute an Excluded Asset);

(vii)all other assets, properties and business (in each case, expressly excluding all Excluded Assets) that are primarily related to or primarily used in the operation or conduct of the Business, provided that an exhaustive list of the relevant real property leases to be included in the Purchased Assets is set forth on Schedule 1.1(g);

(viii)all rights to the claims, causes of action (including the right to sue, assert claims and seek remedies), rights of recovery (including the right to retain any damages, settlements and other amounts), and rights of set-off, made or asserted against any Person on or after the Closing Date relating to any item listed above, arising after the Closing Date; and

(ix)all accounts receivable and accrued unbilled receivables of the Business related to operations completed and services rendered after the Closing Date.

To the extent such Purchased Assets are leased or licensed from a Third Party, the transfer to Purchaser or a Purchaser Designee will be subject to the terms of such lease or license and the inclusion in the Assumed Liabilities of the obligations of the Company and its Subsidiaries under such lease or license to the extent (but only to the extent) related to such Purchased Assets.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Designee” means any Affiliate of Purchaser designated by Purchaser as a purchaser of one or more of the Purchased Assets.

“Purchaser Documents” shall have the meaning set forth in Section 5.01.

“Purchaser Plans” shall have the meaning set forth in Section 6.08(c).

“Purchaser Portion of the Shared Contract Liabilities” shall have the meaning set forth in Section 6.15(c).

“Qualified IT Expenses” means any commercially reasonable costs and expenses, either determined on an arms-length basis for third party costs and expenses, or, if using internal resources, at a price not in excess of what would be charged by a third party resources, directly attributable to the improvement of the IT Systems including the security of such IT assets, as required in the operation of the Business, which are properly characterized as capital expenditures in accordance with GAAP and are not ordinary maintenance expenditures. Qualified IT Expenses shall exclude all amounts which are reimbursable or insurable by a Purchaser Indemnified Party from a third party.

“Qualified Real Property Expenses” means any commercially reasonable Third Party costs and expenses, determined on an arms-length basis, directly attributable to the improvement of the real property assets included in the Purchased Assets, as required in the operation of the Business, which are properly characterized as capital expenditures in accordance with GAAP and are not ordinary maintenance expenditures.  Qualified Real Property Expenses shall exclude all amounts which are reimbursable or insurable by a Purchaser Indemnified Party from a third party.

“Receiver” shall have the meaning set forth in Section 6.06(d).

“Representatives” means a given Person’s directors, officers, employees, advisors, agents and other representatives.

“Required Consent” shall have the meaning set forth in Section 4.03(b).

“Resolution Period” shall have the meaning set forth in Section 6.13(d).

“Retained Business” means any business conducted by the Company or its Affiliates (including the Company’s Subsidiaries) other than (i) the Business, (ii) upon exercise of the Call Right, the business of the relevant Other Verticals, and (iii) upon exercise of the Vistio Call Right, the business of Vistio, including, for the avoidance of doubt, call center services.

“Retained Names and Marks” shall have the meaning set forth in Section 6.14(a).

“Revenue” means the Company’s revenue for operations or services directly attributable to the Business or a specific Other Vertical, excluding (a) any Implementation Revenue and (b) any pass-through expenses actually incurred by the Company, as determined in accordance with GAAP and set forth on the consolidated statement of operations of the Company and its Subsidiaries.

“Right of First Offer Notice” shall have the meaning set forth in Section 2.08(e).

“Right of First Offer Period” shall have the meaning set forth in Section 2.08(e).

“Run Rate Revenue” means the Company’s Revenue attributable to Contracts associated with the relevant Other Vertical(s) or Vistio that have been in Revenue-producing operations over the entirety of the relevant time period plus Revenue (on a pro-forma, annualized basis) for each Contract associated with the relevant Other Vertical(s) or Vistio that was not in Revenue-producing operations over the entirety of the relevant time period assuming it has been effective for the full twelve (12)-month period.

“Schedules” shall have the meaning set forth in Article IV.

“SEC” shall have the meaning set forth in Section 6.11.

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound and that (a) is material to the operation or conduct of the Business, and (b) constitutes an Excluded Asset (but does not relate to any billing, order entry, fulfillment, accounting, finance, collections or other ancillary or corporate shared services provided by the Company or its Subsidiaries or other corporate centralized functional organizations within or controlled by the Company or its Subsidiaries).

“Significant Customer” shall have the meaning set forth in Section 4.18(a).

“Significant Supplier” shall have the meaning set forth in Section 4.18(b).

“Software” means computer software, firmware, source and object codes, tools, user interfaces, manuals and other specifications and documentation relating thereto.

“South Carolina Agreement” means an agreement to be entered into with Palmetto GBA in connection with that certain Request for Proposal for Call Center Operations (CCO), RFP No. 75FCMC21R0013.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of Purchaser, the Company or any other Person means any corporation, partnership or other legal entity of which Purchaser, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Supplemental Shared Contract” shall have the meaning set forth in Section 6.15(a).

“Target Wage Rate” means the target hourly Wage rate for the relevant type of Business Employee on each of the Indemnity Contracts, as set forth in the Wage True Up Calculation Spreadsheet.

“Tax” or “Taxes” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of similar kind in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes (including schedules or other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with a Governmental Authority.

“Third Party” means any Person that is not an Affiliate of, or acting in concert with, Purchaser, Parent or the Company.

“Tolling & Transportation Vertical” means all operations, services and revenue generating commercial agreements associated with toll collection and transportation and miscellaneous other related contracts, a list of which is set forth on Schedule 1.1(h).

“Trademark Transition Period” shall have the meaning set forth in Section 6.14.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Escrow Agreement, the General Assignment and Assumption Agreement, the Transition Services Agreement, the Vistio Joint Marketing Agreement and any other agreement, document, certificate or instrument to be executed or delivered in connection with the transactions contemplated by this Agreement.

“Transaction Flow” shall have the meaning set forth in Section 2.02(c).

“Transaction Flow Dispute Notice” shall have the meaning set forth in Section 2.02(c).

“Transaction Flow Statement” shall have the meaning set forth in Section 2.02(c).

“Transactions” shall have the meaning set forth in the Preamble.

“Transferred Contracts” means (i) those Contracts of the Company or any of its Subsidiaries set forth on Schedule 1.1(i), (ii) all Material Contracts, and (iii) all other Contracts to which the Company or any of its Subsidiaries is a party that are primarily related to the Business or the Purchased Assets; provided that the definition of Transferred Contracts shall not include those Contracts constituting Excluded Assets.

“Transferred Employees” shall have the meaning set forth in Section 6.08(a).

“Transferred Intellectual Property” means (i) the Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar listed on Exhibit C hereto that is owned by the Company or any of its Subsidiaries as of the Closing Date (collectively, the “Transferred Registered IP”) and (ii) the Intellectual Property exclusively used in the operation or conduct of the Business that are owned by the Company or any of its Subsidiaries as of the Closing Date.

“Transfer Taxes” shall have the meaning set forth in Section 6.09(a).

“Transition Services Agreement” means that certain Transition Services Agreement, in a form reasonably acceptable to the Parties, to be entered into by Parent and Purchaser at the Closing.

“Utility Vertical” means all operations, services and revenue generating commercial agreements associated with gas, electricity, wastewater and water service providers.

“Vistio” means Realtime Digital Innovations, Inc., dba Vistio, a wholly-owned subsidiary of the Company.

“Vistio Call Exercise Notice” shall have the meaning set forth in Section 2.08(d).

“Vistio Call Option Price” means the amount set forth on Schedule 1.1(j).  Exhibit D attached hereto contains a sample calculation of the Vistio Call Option Price.

“Vistio Call Right” shall have the meaning set forth in Section 2.08(d).

“Vistio Exclusivity Period” shall have the meaning set forth in Section 2.08(d).

“Vistio Joint Marketing Agreement” means that certain Vistio Joint Marketing Agreement, in such form as may be reasonably agreed by the Parties.

“Vistio Standalone” means all Contracts entered into by Vistio that are not generated pursuant to the Vistio Joint Marketing Agreement.

“Vistio TTEC” means all contracts entered into by Vistio generated pursuant to the Vistio Joint Marketing Agreement.

“Wage” means all compensation paid for the performance of service by an employee, including the cash value of all compensation paid in any medium other than cash, but excluding all costs relating to Taxes or employee benefits.

“Wage Losses” shall have the meaning set forth in Section 10.03(g).

“Wage True Up Calculation Spreadsheet” means a spreadsheet, the form of which is set forth on Exhibit E, detailing the amount of Wage Losses incurred each month in connection with each of the Indemnity Contracts.

“WARN Act” shall have the meaning set forth in Section 6.08(l).

Article II. PURCHASE, SALE AND ASSUMPTION.

2.01Purchase, Sale and Assumption.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company all of its right, title and interest in and to the Purchased Assets owned, leased, licensed or possessed by the Company, free and clear of all Liens other than Permitted Liens.

(b)As consideration for the transactions contemplated hereby, Purchaser shall (i) pay to the Company (and/or one or more of its Subsidiaries or Affiliates designated by the Company) by wire transfer in same-day funds an amount equal to the Closing Date Payment on the Closing Date, (ii) deliver to the Escrow Agent the Indemnification Escrow Amount by wire transfer in same-day funds to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Parent and the Company set forth in Article IX, and (iii) accept and assume from the Company, and thereafter pay, perform and discharge when due, the Assumed Liabilities.

2.02Purchase Price Adjustment.

(a)Promptly after the Closing Date, Purchaser and the Company shall inform the clients and vendors of the Business that, effective immediately, they are to (i) pay Purchaser for all services rendered in connection with the Business after the Closing Date and (ii) invoice Purchaser for all services provided in connection with the Business after the Closing Date.  For the avoidance of doubt, if the Closing Date were to occur on January 31, 2022, (x) the invoice for services rendered in connection with the Business during January 2022 would be prepared in February 2022 by the Company with instructions to pay the Company the invoiced amounts and (y) the invoice for services rendered in connection with the Business after the Closing Date would be prepared in March 2022 by Purchaser with instructions to pay Purchaser the invoiced amounts.  A substantially similar process would apply to any payables due in connection with the Business.

(b)Notwithstanding the Commercially Reasonable Efforts of both Purchaser and the Company to comply with the obligations set forth in Section 2.02(a), in the event certain clients pay Purchaser for services rendered in connection with the Business prior to the Closing Date or certain vendors invoice the Company for certain services provided in connection with the

Business after the Closing Date, the Parties agree to notify any such clients or vendors promptly upon any such erroneous payment or invoice in order for the proper Party to be paid or invoiced. Any payments received by Company or Purchaser not in compliance with this provision shall be remitted within five (5) Business Days to the appropriate party as contemplated in this Section 2.02.

(c)As soon as practicable (but not later than ninety (90) calendar days) after the Closing, Purchaser shall provide to the Company, by notice in writing, its good faith calculation of the Transaction Flow, in reasonable detail (the “Transaction Flow Statement”), and during such period the Company and its Subsidiaries shall cooperate fully and without undue delay with any reasonable requests by Purchaser for information concerning the Transaction Flow or the components thereof.  If the Company does not object thereto within thirty (30) calendar days after receipt of the Transaction Flow Statement, by notice stating such objections in reasonable detail, the same shall be deemed the “Definitive Transaction Flow.”  If such notice (the “Transaction Flow Dispute Notice”) is timely given by the Company, the Parties shall use their Commercially Reasonable Efforts to reconcile such objections for a period of thirty (30) calendar days thereafter, and if they do so, their agreement as to the Transaction Flow shall be deemed the Definitive Transaction Flow.  If the Parties are unable to do so, either Party may submit the items in dispute for determination as promptly as practicable to the Designated Accounting Firm. The Designated Accounting Firm shall act as an expert and not an arbitrator.  The Designated Accounting Firm shall determine only those items remaining in dispute between the Company and Purchaser, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Purchaser in the Transaction Flow Statement or the amount of such disputed item as proposed by the Company in the Transaction Flow Dispute Notice.  Each of the Company and Purchaser shall (i) enter into a customary engagement letter with the Designated Accounting Firm at the time such dispute is submitted to the Designated Accounting Firm and otherwise cooperate with the Designated Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Designated Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Designated Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Designated Accounting Firm may require in order to render its determination.  The Designated Accounting Firm shall be instructed to deliver to Purchaser and the Company a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Designated Accounting Firm by the Company and Purchaser) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties and not subject to appeal.  The costs of the Designated Accounting Firm shall be borne equally by the Company and Purchaser, and the determination of the Designated Accounting Firm shall be deemed the Definitive Transaction Flow which shall be final and binding on the Parties and may be entered in and enforced by any court having jurisdiction.  Regardless of the outcome, each Party shall bear its own legal and accounting fees and costs in connection with the agreement or determination of the Definitive Transaction Flow (including any such arbitration).  For purposes hereof, “Transaction Flow” shall mean (i) cash funds and cash equivalents received by Purchaser after the Closing that were derived from the operations/transactions of the Purchased Assets for any period prior to the Closing less (ii) cash funds and cash equivalents received by the Company after the Closing that were derived from the operations/transaction of the Purchased Assets for any period after the Closing less (iii) cash funds used by Purchaser to pay expenses with respect to or other liabilities pertaining to the Purchased Assets that were incurred prior to the Closing.  Notwithstanding the foregoing, the Parties acknowledge and agree that any milestone payments due in connection with the NY Metro Agreements shall be allocated among the Parties in accordance with the allocation set forth on Schedule 2.02(c).  Notwithstanding the foregoing, in the event that the first two milestones are not substantially complete and Purchaser performs material work with respect to such milestones, the Purchase Price shall be reduced through the Transaction Flow on a dollar for dollar basis to compensate Purchaser for such work.

(d)The Purchase Price shall be adjusted based on the Definitive Transaction Flow as follows: (i) to the extent that the Definitive Transaction Flow is negative, the Company shall pay to Purchaser the amount of such deficiency, or (ii) to the extent that the Definitive Transaction Flow is positive, Purchaser shall pay to the Company such amount.  Any payment so required to be made by the Company or Purchaser pursuant to this Section 2.02 shall be by wire transfer of immediately available funds, not more than (ten (10)) Business Days after final determination thereof, to an account to be designated by the payee at least two (2) Business Days prior to the due date.

2.03Earn-Out Payment.

(a)The Earn-Out Amount, if any, due to the Company shall be paid by Purchaser (or one of its Affiliates) by wire transfer of same-day funds to an account designated by the Company no later than two (2) months following the day of final determination of such Earn-Out Amount in accordance with Section 2.03(b) and Section 2.03(c) below.

(b)Within ninety (90) calendar days after the end of each Earn-Out Period, Purchaser shall prepare and deliver to the Company a reasonably detailed statement (each, an “Earn-Out Statement”) setting forth a calculation of the Earn-Out Amount for such period together with reasonable supporting information. The Company may dispute the calculation of such Earn-Out Amount by providing written notice (an “Earn-Out Dispute Notice”) to Purchaser within thirty (30) calendar days of Purchaser’s delivery of the Earn-Out Statement to the Company. If the Company does not provide an Earn-Out Dispute Notice, such Earn-Out Statement shall be deemed final upon the end of such thirty (30) calendar days of Purchaser’s delivery of the Earn-Out Statement to the Company. An Earn-Out Dispute Notice shall identify each disputed item, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. Purchaser shall, and shall cause its Affiliates and Representatives to, provide the Company and its Representatives with reasonable access, information and assistance as may be reasonably requested by the Company in connection with its review of an Earn-Out Statement. In the event of any such disputes, Purchaser and the Company shall attempt, in good faith, to reconcile their differences (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the Parties and shall be evidenced by a writing signed by Purchaser and the Company reflecting such resolution. If Purchaser and the Company are able to reach a resolution, such Earn-Out Statement shall be deemed final. If Purchaser and the Company are unable to reach such resolution within thirty (30) calendar days after the Company’s delivery of an Earn-Out Dispute Notice to Purchaser, then Purchaser and the Company shall promptly submit any remaining disputed items for final binding resolution to the Designated Accounting Firm. If any remaining disputed items are submitted to the Designated Accounting Firm for resolution, (i) each Party will furnish to the Designated Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Designated Accounting Firm may request and are available to such Party, and each Party will be afforded the opportunity to present to the Designated Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Designated Accounting Firm; (ii) each Party will use its Commercially Reasonable Efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) calendar days of submission of the disputed items to the Designated Accounting Firm; (iii) the determination by the Designated Accounting Firm, as set forth in a written notice to Purchaser and the Company, shall be final, binding and conclusive on the Parties; and (iv) the fees and expenses of the Designated Accounting Firm shall be borne by the Company and Purchaser in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm, and all other costs and expenses shall be paid by the respective Party incurring such expense. Nothing herein shall be construed to authorize or permit the Designated Accounting Firm to resolve any item in dispute by making an adjustment to the Earn-Out Statement that is outside of the range for such item defined by the Earn-Out Statement and an Earn-Out Dispute Notice. In calculating the Earn-Out Amount, the Designated Accounting Firm shall be limited to addressing only those particular disputes referred to in an Earn-Out Dispute Notice.

(c)For the avoidance of doubt, an Earn-Out Statement shall be deemed to be final, binding and conclusive on Purchaser and the Company upon the earliest of (i) the failure of the Company to deliver to Purchaser an Earn-Out Dispute Notice within thirty (30) calendar days of Purchaser’s delivery of such Earn-Out Statement to the Company; (ii) the resolution of all disputes by Purchaser and the Company, documented in a writing executed by the Parties; and (iii) the resolution of all disputes by the Designated Accounting Firm in accordance with Section 2.03(b).

(d)The Parties understand and agree that (i) any sale event (including stock purchase or all of substantially all of the respective stock, asset purchase or all of substantially all of the respective assets, merger, combination, exclusive license having the effect of a sale or other change of control, whether direct or indirect, whether by operation of law or otherwise) involving Purchaser or its Affiliates after the Closing shall (A) not relieve Purchaser of its obligations under this Section 2.03, and (B) require, as a condition precedent to such sale event, that the acquiror or surviving corporation, as the case may be, assume (whether expressly or by operation of law) this Agreement as part of the sale event and be liable for the payment of all amounts under this Section 2.03, and (ii) except as provided in Section 2.07 with respect to any applicable withholding Tax or as  provided in Article VIII with respect to indemnification obligations of the Company and Parent, that the Earn-Out Amount payable hereunder shall be made without any deduction, abatement, set-off or counterclaim whatsoever.

(e)During an Earn-Out Period, Purchaser hereby covenants and agrees to, and to cause its Affiliates not to, act in bad faith with respect to attaining any Revenue for the purpose of reducing the Earn-Out Amount.

2.04Further Assurances; Consent of Third Parties.

(a)From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Purchaser and its successors or assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Transaction Documents and to assure fully to the Company the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to the Company any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, if and to the extent that any such asset or liability was erroneously or inadvertently transferred to Purchaser at the Closing, and (ii) transferring to Purchaser any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Purchaser at the Closing).

(b)Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to transfer or assign any Purchased Asset, including any Transferred Contract, certificate, approval, authorization or other right that by its terms or by Law is nonassignable or cannot be entered into without the consent of a Third Party or a Governmental Authority or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until (i) such consents shall have been obtained or (ii) Purchaser notifies the Company that any such Purchased Asset should be transferred or assigned notwithstanding the absence of a requisite Third Party consent or Governmental Authority consent or the right of a Third Party to cancel such Nonassignable Asset in the event of a transfer or assignment hereunder, in which event such Purchased Asset shall not be a Nonassignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such Third Party consent or Governmental Authority consent or any right of a Third Party to cancel such Purchased Asset. To the extent permitted by applicable Law, in the event any requisite consent cannot be or is not for any reason obtained prior to the Closing, from and after the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, use Commercially Reasonable Efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which (i) Purchaser would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement, including by sub-contracting, sub-licensing, or sub-leasing to Purchaser or (ii) such Nonassignable Assets would be held, as of and from the Closing Date, by the Company or its applicable Subsidiary in trust for Purchaser and the covenants and obligations thereunder would be performed by Purchaser in the Company’s or such Subsidiary’s name and all benefits, obligations and liabilities existing thereunder would be for Purchaser’s account. If after the Closing Date any Nonassignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), the

Company shall promptly notify Purchaser and reasonably cooperate to assign or transfer such previously Nonassignable Asset to Purchaser without payment of any further consideration therefor.

(c)Purchaser and the Company shall, and shall cause their respective Affiliates to, use their respective Commercially Reasonable Efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under any and all Transferred Contracts, Governmental Authorizations, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Purchased Assets or Assumed Liabilities or that are required to perform the obligations under the Transaction Documents.

(d)From and after the Closing Date, the Company on behalf of itself and its Subsidiaries authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s sole cost and expense, to perform all the obligations and receive all the benefits of the Company or its Subsidiaries under the Nonassignable Assets.

2.05Purchaser Designees; Assignment and Assumption Agreement.

(a)The Parties agree that Purchaser may assign the right to purchase certain Purchased Assets to one or more Purchaser Designees. Notwithstanding any such assignment, Purchaser shall remain liable for, and any assignment or execution of any Transaction Document shall not relieve Purchaser of, its obligations hereunder or thereunder.

(b)Any reference to Purchaser in this Agreement shall to the extent applicable also be deemed a reference to the applicable Purchaser Designee, except where in context of this Agreement such use would not be appropriate.

(c)The transfer of the Purchased Assets and Assumed Liabilities of the Company will be effected pursuant to an assignment, assumption and bill of sale in a form reasonably acceptable to the Parties (the “General Assignment and Assumption Agreement”).

2.06Allocation of Purchase Price.  The allocation of the Closing Date Payment and any other amounts treated as purchase price for applicable income tax purposes (the “Asset Allocation”) among the Purchased Assets being sold by the Company shall be prepared jointly by the Company and Purchaser after the Closing Date in the manner required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Company and Purchaser agree to cooperate with each other in the preparation of, and to negotiate in good faith to resolve any dispute with respect to, the Asset Allocation; provided, however, that in the event that the Company and Purchaser cannot reach agreement with respect to the Asset Allocation within one hundred eighty (180) calendar days after the Closing Date, the Designated Accounting Firm with recognized valuation expertise mutually agreed upon by Purchaser and the Company shall prepare the Asset Allocation. The costs related to having the Designated Accounting Firm prepare the Asset Allocation shall be borne equally by Purchaser and the Company. The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any Order of, or to settle a dispute with, a Governmental Authority) on any Tax Return or in any audit or examination before any Governmental Authority that is inconsistent with the final Asset Allocation (the final Asset Allocation being referred to herein as the

“Allocation”); provided, however, that nothing in this Section 2.06 shall prevent the Parties or their respective Affiliates from settling, or require any of them to litigate, any challenge, proposed deficiency, adjustment or other similar Proceeding by any Governmental Authority with respect to the Allocation. Each of Purchaser and the Company shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audits, assessments or other proceedings challenging the Allocation. If the Closing Date Payment is adjusted pursuant to the terms of this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 2.06.

2.07Withholding.  Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.08Purchase of Other Verticals.

(a)Call Right. Subject to the terms and conditions of this Agreement, and any requirement of applicable Law, the Parties understand and agree that, during a three-year period following the Closing Date (the “Option Period”), Purchaser shall have the option and right (the “Call Right”), but not the obligation, to purchase and acquire from the Company and its Subsidiaries’, in one or a series of separate transactions, all of their rights, title and interests in and to certain or all of the Other Verticals (including all sales pipeline relating to the Other Verticals and Business) at the Call Option Price.  If Purchaser, acting in its sole discretion, elects to exercise the Call Right, it shall deliver to the Company a written, unconditional, and irrevocable notice (the “Call Exercise Notice”) stating its election to purchase and acquire from the Company and its Subsidiaries’ certain or all Other Verticals.

(b)Consummation. The transfer of any Other Verticals following the exercise of the Call Right shall be completed in one or a series of separate transactions and pursuant to definitive agreements to be negotiated by the Parties in good faith. As soon as practicable (but not later than thirty (30) calendar days) after a Call Exercise Notice, the Company shall deliver to Purchaser by notice in writing, its good faith calculation of the Call Option Price, in reasonable detail. If Purchaser does not object thereto within thirty (30) calendar days after receipt of such calculation of the Call Option Price, by notice stating such objections in reasonable detail, the same calculation shall be deemed the definitive Call Option Price.  Provided that the Parties agree on the Call Option Price, and subject to any required corporate approvals, including stockholder approval, the Parties shall endeavor in good faith to enter into definitive agreements with respect to the transfer of any Other Vertical pursuant to a Call Right no later than sixty (60) calendar days after Purchaser has access to the dataroom with customary due diligence information that is substantially complete and after agreement on the Call Option Price, during which period Purchaser shall have the exclusive right to purchase the Other Verticals (the “Other Verticals Exclusivity Period”). The Parties agree that such acquisition shall be subject to proper due diligence of the Other Verticals on an arms-length basis and any such Other Verticals Exclusivity Period shall be extended as needed to complete such diligence, provided good faith efforts from the Company to provide necessary information to complete diligence.

(c)Cooperation. The Parties shall take all actions as may be reasonably necessary to consummate the transfer contemplated by a Call Right, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate to consummate such transfer.

(d)Vistio Call Right. From and after such date as the trailing twelve months Revenue of Vistio as of December 31, 2023 are available, and for the remainder of the Option Period, subject to applicable Law, Purchaser shall have the option and right (the “Vistio Call Right”), but not the obligation, to purchase and acquire from the Company all of outstanding capital stock of Vistio (including all sales pipeline relating to the Other Verticals and Business) at the Vistio Call Option Price.  If Purchaser, acting in its sole discretion, elects to exercise the Vistio Call Right, it shall deliver to the Company a written, unconditional, and irrevocable notice (the “Vistio Call Exercise Notice”) stating its election to purchase and acquire Vistio from the Company.  The transfer of Vistio shall be completed pursuant to definitive agreements to be negotiated by the Parties in good faith.  As soon as practicable (but not later than thirty (30) calendar days) after the Vistio Call Exercise Notice, the Company shall deliver to Purchaser by notice in writing, its good faith calculation of the Vistio Call Option Price, in reasonable detail. If Purchaser does not object thereto within thirty (30) calendar days after receipt of such calculation of the Vistio Call Option Price, by notice stating such objections in reasonable detail, the same calculation shall be deemed the definitive Vistio Call Option Price.  Provided that the Parties agree on the Vistio Call Option Price, and subject to any required corporate approvals, including stockholder approval, the Parties shall endeavor in good faith to enter into definitive agreements with respect to the transfer of Vistio pursuant to a Vistio Call Right no later than sixty (60) calendar days after Purchaser has access to the dataroom with customary due diligence information that is substantially complete and after agreement on the Vistio Call Option Price, during which period Purchaser shall have the exclusive right to purchase Vistio (the “Vistio Exclusivity Period”).  The Parties agree that such acquisition shall be subject to proper due diligence of Vistio on an arms-length basis and any such Vistio Exclusivity Period shall be extended as needed to complete such diligence, provided good faith efforts from the Company to provide necessary information to complete diligence.  The Parties shall take all actions as may be reasonably necessary to consummate the transfer contemplated by the Vistio Call Right, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate to consummate such transfer.

(e)Acceleration of the Call Right. The Company hereby agrees that no Other Proposal shall be entertained in the first year of the Option Period.  In the event Parent or the Company receives from a Third Party (including those parties set forth in Schedule 2.08(e), the “Restricted Parties”), during the second or third year of the Option Period, a bona fide written acquisition proposal for any or all of the Other Verticals or Vistio from a Third Party, which, taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making such proposal, is reasonably likely to be consummated in accordance with its terms (the “Other Proposal”), the Company shall deliver to Purchaser a written notice (a “Right of First Offer Notice”) which shall specify (i) the Company’s assets targeted by the Other Proposal, (ii) the name of the Person having issued the Other Proposal and (iii) the terms of the Other Proposal, including a description of the consideration offered, the proposed timing for completion of the acquisition and material conditions to the purchaser’s obligation to close, and a copy of any documents or agreements delivered in connection with the Other Proposal. For a period of thirty

(30) calendar days following the date of the Right of First Offer Notice (the “Right of First Offer Period”), Purchaser may (but shall not be obligated to) deliver a written notice to the Company electing to exercise the Call Right with respect to the Other Vertical(s) subject to the Other Proposal (an “Acceptance Notice”); provided, however, that if the consideration offered in the Other Proposal is lower than the Call Option Price or the Vistio Call Option Price, as applicable, and is determined to be fair and reasonable by the board of directors of Parent, and subject to applicable Law (in the sole discretion of Parent) then, for purposes of this Section 2.08(e), the Call Option Price or Vistio Call Option Price, as applicable, shall be reduced to the consideration offered in the Other Proposal. If Purchaser does not deliver an Acceptance Notice during the Right of First Offer Period, the Option Period shall terminate with respect to such Other Vertical(s) and Purchaser shall be deemed to have waived its purchase rights in connection with this Section 2.08.  If the Other Proposal is not consummated within ninety (90) days or such shorter period of time as set forth in the Right of First Offer Notice, or any of the material terms in the Other Proposal change following Purchaser’s waiver of its purchase rights in connection with this Section 2.08, then the sale of such Other Vertical(s) or Vistio shall be subject to the provisions of this Section 2.08(e) again. The Parties shall endeavor in good faith to enter into definitive agreements with respect to the transfer of the Other Verticals and/or Vistio no later than ninety (90) calendar days after the delivery of an Acceptance Notice after Purchaser has access to the dataroom with customary due diligence information that is substantially complete, during which period Purchaser shall have the exclusive right to purchase the Other Verticals and/or Vistio (the “Acceleration Exclusivity Period”).  The Parties agree that such acquisition shall be subject to proper due diligence of the Other Verticals and/or Vistio on an arms-length basis and any such Acceleration Exclusivity Period shall be extended as needed to complete such diligence, provided good faith efforts from the Company to provide necessary information to complete diligence. The parties hereby agree that in the event the Company receives and closes on an Other Proposal from a Restricted Party, such transaction shall be subject to an express guaranty providing for all prices of services and licenses related to Visto to be locked for a period of time and providing further that all annual adjustments of such prices will be equal to the percentage average increase or decrease in the Consumer Price Index-All Urban (CPI-U) over the prior twelve (12) months, in perpetuity so long as the applicable contract(s) remain enforceable.

(f)Information Rights with Respect to Other Verticals and Vistio.  In the event the Company ceases to remain a reporting company under the Exchange Act, the following information and reporting obligations will become applicable:

(i)The Company shall deliver to Purchaser within 90 days after the end of each fiscal year of the Company (i) an unaudited balance sheet as of the end of such year and (ii) an unaudited statements of income for such year, all prepared in accordance with GAAP.

(ii)The Company shall deliver to Purchaser within 45 days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income for such fiscal quarter and an unaudited balance sheet, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(iii)The Company shall deliver to Purchaser no later than thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year prepared on a monthly basis, including balance sheets and income statements for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

(iv)The Company shall deliver to Purchaser such other information  relating to the financial condition, business, prospects, or corporate affairs of the Company with respect to each Other Vertical and Vistio as Purchaser may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(v)Purchaser understands and agrees that information provided to it pursuant to this Section 2.08(f) may constitute material non-public information (“MNPI”) with respect to Parent.  Accordingly, Purchaser agrees that it shall refrain from transacting in securities of Parent (including any option, swap or other derivative security with respect thereto) at all times as to which Purchaser is in possession of such MNPI.

Article III. CLOSING.

3.01Date of Closing.  Subject to the provisions of Article VII, the closing of the transactions contemplated hereby (the “Closing”) shall be held remotely via the exchange of electronic documents, at 10:00 a.m. New York City time on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as is agreed upon between the Company and Purchaser in writing.  For purposes of this Agreement, the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

3.02Deliveries.  At the Closing:  (a) the Parties shall execute and deliver to each other the documents referred to in Sections 7.02 and 7.03 hereof; and (b) Purchaser shall pay the Closing Date Payment pursuant to Article II, in accordance with wire transfer instructions provided by the Company not less than two (2) Business Days prior to the Closing Date.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY.

Parent, the Company and the Company Subsidiaries jointly and severally represent and warrant to Purchaser, except as set forth on the disclosure schedules delivered to Purchaser on or prior to the date hereof (the “Schedules”),that the statements contained in this Article IV as follows are true and correct as of the date hereof:

4.01Organization.  Each of Parent, the Company and the Company Subsidiaries is a corporation or other form of entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization with all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on the

Business as currently conducted.

4.02Authorization.  Parent and the Company and the Company Subsidiaries have all necessary corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Parent and the Company are a party.  The execution, delivery and performance of the Transaction Documents has been duly authorized by all requisite corporate action.  This Agreement has been, and each of the other Transaction Documents have been or will be, duly executed and delivered by Parent and the Company, as applicable, and, assuming this Agreement or such other Transaction Documents constitute or will constitute the valid and binding obligation of Purchaser, constitutes or will constitute the valid and binding obligation of Parent and the Company, as applicable, enforceable against each of Parent and the Company, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and by an implied covenant of good faith and fair dealing.

4.03No Conflicts.

(a)Except as set forth on Schedule 4.03, (a), neither the execution, delivery or performance of this Agreement or the other Transaction Documents by Parent or the Company or the Company Subsidiaries, nor the consummation by Parent or the Company or the Company Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by Parent or the Company with the terms and provisions hereof or thereof, will:  (a) conflict with the organizational documents of Parent, the Company or any of the Company’s Subsidiaries; (b) result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result (with or without notice or lapse of time, or both) in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Parent, the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound; (c) constitute a violation by Parent, the Company or any of its Subsidiaries of any Law of any Governmental Authority applicable to any of the foregoing; or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any Purchased Asset.

(b)Except as set forth on Schedule 4.03(b), none of the Company or the Company Subsidiaries is or shall be required to give notice to, or obtain consent from, any Person in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation or performance of the transactions contemplated by the Agreement or Transaction Documents  (each responsive item listed in Schedule 4.03(b) is a “Required Consent”).

4.04No Consents.  No consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by Parent and the Company and the Company Subsidiaries of this Agreement or the other Transaction Documents excluding (a) filings and notices not required to be given or made until after the Closing Date, (b) compliance with the applicable requirements of the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) any consent, approval, authorization, exemption or filing, if any, which Parent or the Company is required to obtain or make with respect to Transferred Contracts where the other party to such Transferred Contract is a Governmental Authority, and (d) any other consent, approval, authorization, exemption or filing, if any, which Purchaser is required to obtain or make or which may be required to be obtained or made by the Company or Company Subsidiaries as a result of the regulatory status of Purchaser.

4.05Compliance with Laws(a).  Parent, the Company and the Company Subsidiaries have complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Parent, the Company and the Company Subsidiaries hold all material permits, licenses, authorizations, memberships, consents, certificates, registrations, qualifications, variances, exemptions, orders, franchises, approvals or other rights and privileges of any Governmental Authority necessary to conduct the Business as presently conducted (collectively, the “Permits).  Schedule 4.05 lists all current Permits issued to the Company and the Company Subsidiaries which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.05.  Parent, the Company and the Company Subsidiaries are in compliance with applicable Laws and the terms of the Permits; provided, however, that the Company makes no representation in this Section 4.05 with respect compliance with applicable Laws with respect to those employee benefit matters, tax matters or environmental matters that are specifically addressed in Sections 4.11, 4.13 and 4.14, respectively.

4.06Purchased Assets.

(a)The Company or its Subsidiaries have, or at the Closing will have, and Purchaser will at the Closing acquire, good and valid title to, or a valid leasehold interest in, or a valid license to use the Purchased Assets, free and clear of all Liens, except Permitted Liens.  Schedule 4.06(a) lists each Purchased Asset subject to a Lien or Lease, including the name of the holder or the applicable Lien or Lease and the amount outstanding under the Lien or Lease agreement.

(b)Schedule 4.06(b) lists each real property Lease that is a Purchased Asset.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property  included in the Purchased Assets are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

(c)The Purchased Assets, together with the other rights, licenses, services and benefits to be provided to Purchaser pursuant to this Agreement and the other Transaction Documents, constitute all of the assets, properties and rights owned, leased or licensed by the

Company and its Subsidiaries used to conduct the Business as currently conducted and will enable Purchaser to operate the Business immediately after the Closing in substantially the same manner as it is currently operated other than the effect thereon of (i) the Excluded Assets, (ii) any Contracts or other assets or rights that pursuant to Section 2.04 are not transferred to Purchaser, (iii) Shared Contracts that are covered pursuant to Section 6.15 hereof, (iv) any Business Employee who does not commence employment with Purchaser or one of its Subsidiaries immediately after the Closing Date, and (v) as provided in Schedule 4.06.

(d)To the extent the Company or Parent has any opportunities in the pipeline within the scope of the Business, these pipeline opportunities will transfer as part of the transaction contemplated under this Agreement and will be purchased by Purchaser and added as part of the Schedules as needed.

(e)With respect to the NY Metro Agreements, as of the Closing Date, the work/services related to the first two milestones are substantially complete and no material work with respect to such milestones will remain pending or to be completed by Purchaser after the Closing Date.

4.07Litigation.  Schedule 4.07 sets forth all governmental orders, actions, suits, investigations, claims, allegations or proceedings (collectively, “Actions”) pending or, to the Knowledge of Company, threatened, which involve Parent, the Company or its Subsidiaries before any court or before any Governmental Authority with a subject matter related to the Business, Assumed Liabilities or any Purchased Asset or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  Schedule  4.07 also sets forth all other actions, suits, investigations, claims, allegations or proceedings, pending, or to the Knowledge of Company, threatened, which involve Parent, the Company or its Subsidiaries and relate to the Business, Assumed Liabilities, or any Purchased Asset, or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  None of the Actions or other matters set forth on Schedule 4.07 would reasonably be expected to have a Material Adverse Effect or prevent, delay or impair the ability of Parent or the Company to perform its obligations under this Agreement.  There are no outstanding orders, rulings, judgments or decrees by which the Company or its Subsidiaries or any of their respective assets are bound or subject. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action or would result in a violation of any such Action.

4.08Financial Statements.  Schedule 4.08 sets forth an unaudited statement of revenues for the Business for the fiscal year ended September 30, 2021 (the “Financial Statements”).  The statement of revenues is derived from and has been prepared in accordance with the books and records of the Company and its Subsidiaries, consistent with GAAP (except for the omission of footnotes and normal year-end adjustments and any potential adjustments relating to taxes and tax adjustments) and presents fairly in all material respects the Revenues of the Business for such period.

4.09Intellectual Property.

(a)Schedule 4.09 accurately identifies, as of the date of this Agreement, (i) each item of Transferred Registered IP, identifying for each the jurisdiction in which such item of

Transferred Registered IP has been registered or filed and the applicable application, registration or serial or other similar identification number, (ii) each item of Transferred Intellectual Property that is not Transferred Registered IP, (iii) each license of Transferred Intellectual Property from the Company or its Subsidiaries to third parties, and (iv) each license of Transferred Intellectual Property from third parties to the Company or its Subsidiaries. The Company is the sole and exclusive legal and beneficial, and record owner of all right, title and interest in and to the Transferred Intellectual Property.  The Company has not granted to any person any right or interest relating to any Transferred Intellectual Property.

(b)As of the date of this Agreement:  (i) the Transferred Intellectual Property is free and clear of all Liens other than Permitted Liens; (ii) to the Knowledge of Company, the conduct of the Business as currently conducted does not Infringe the Intellectual Property of any third party; (iii) neither the Company nor any of its Subsidiaries is a party to any pending Action, and, to the Knowledge of Company, no Action is currently threatened against any of them (including cease and desist letters), regarding the matters described in subpart (ii) or that challenges the validity, enforceability or ownership of any registered or applied-for Transferred Intellectual Property (provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company or any of its Subsidiaries shall be deemed to be “threatened” rather than “pending”); (iv) the Company and its Subsidiaries have not sent any cease and desist letters or complaints regarding the Infringement of the Transferred Intellectual Property by third parties that is currently outstanding; provided that subparts (ii) and (iii) of this Section 4.09(b) are the sole representations and warranties of Parent and Company regarding the Infringement of the Intellectual Property of any third party, and (v) no trade secret or confidential know how that is material to the Company or any of its Subsidiaries has been disclosed by the Company or any of its Subsidiaries to any third party, other than pursuant to a non-disclosure agreement or similar instrument.

4.10Contracts.

(a)Schedule 4.10 sets forth a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound and that relate primarily to the Purchased Assets, the Assumed Liabilities or the Business (each, a “Material Contract”):

(i)each Contract that contains any provisions requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products of the Business or indemnities in connection with the licensing of Intellectual Property), which indemnity is material to the Business, taken as a whole;

(ii)each Contract providing for any other Person with “most-favored-nation” terms, including such terms for pricing;

(iii)each Contract that includes any arrangement whereby the Company or any of its Subsidiaries grants any right of first refusal or right of first offer or similar right to a Third Party, which right is material to the Business, taken as a whole;

(iv)all partnership, joint venture, profit sharing, or shareholders' agreements;

(v)all Contracts relating to Indebtedness of the Company, or any Company Subsidiary, in excess of $150,000, including any agreement or commitment for future loans, credit or financing in excess of such amount entered into by the Company or a Company Subsidiary;

(vi)each Contract (including any government Contract) that has not been fully performed for the sale or distribution by the Company or any of its Subsidiaries in connection with the Business of materials, supplies, goods, services, equipment or other assets, except any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by the Company or any Company Subsidiary in the ordinary course of business;

(vii)each agreement that commits capital expenditures after the date hereof in an amount greater than $100,000 or, when aggregated with all capital expenditures after the date hereof, a total of $250,000;

(viii)all Contracts entered into since January 1, 2019 (or prior thereto, to the extent not yet consummated) relating to the disposition or acquisition of any business, securities, assets or properties, individually or in the aggregate material to the Business, taken as a whole;

(ix)all fidelity or surety bonds or completion bonds;

(x)all other Contracts (other than Benefit Plans) that (A) require payments pursuant to the terms of any such Contract by or to the Company or any Company Subsidiary of more than $150,000 annually (whether or not paid in any given year) or on a one time basis and (B) cannot be terminated by the Company or any Company Subsidiary within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to the Company or any Company Subsidiary; and

(xi)all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10.

(b)Except for any Material Contract that has terminated or expired in accordance with its terms, each Material Contract is valid and binding and in full force and effect and enforceable against the other party or parties thereto in accordance with its terms.  The Company or any of its Subsidiaries party thereto, as applicable, and, to the Knowledge of Company, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Material Contract. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of Company, any other party to a Material Contract, is in violation of or in default under any provision of such Material Contract.  True and complete copies of the Material Contracts and any material amendments thereto have been made available to Purchaser prior to the date of this Agreement.

4.11Employee and Employee Benefit Plans.

(a)Schedule 4.11(a) contains a true and correct list of all Business Employees of the most recent date practicable prior to the date of this Agreement, together with their respective names (to the extent not prohibited by Law) or employee identification numbers, title/position, location of employment (including whether the employee is subject to any transfer regulation), employer entity, base salary or hourly wage rate, prior year bonus, current target bonus, start date, full-time or part-time status, immigration status, and classification as exempt or non-exempt and, for employees on an approved leave of absence, the type of leave of absence and the expected date of return to active employment, in each case as of the date hereof, it being agreed that such list shall be updated by the Company acting in good faith, no later than ten (10) days prior to the Closing Date to include new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date, subject to Section 6.01(iii), and any additional employees Purchaser and the Company agree should be included as Business Employees.

(b)Schedule 4.11(b) sets forth, as of the date of this Agreement, a true and complete list of each material Benefit Plan in which any Identified Business Employee participates.

(c)None of the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company or any such Subsidiary has contributed (or had any obligation or Liability of any sort, direct or indirect, contingent or otherwise) in the last six (6) years to or with respect to (i) any Benefit Plan or other benefit plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA or the local equivalent thereof under applicable Laws, (iii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Benefit Plans provide any health or welfare benefits following retirement or termination of employment for any current or former employee of the Company or its Subsidiaries (or their spouses, dependents or beneficiaries), other than as required by COBRA or similar applicable Law.

(d)No legal proceeding, complaint, claim or investigation related to any Benefit Plan has been instituted or is pending or, to the Knowledge of Company, threatened by any Identified Business Employee against (A) such Benefit Plan (other than routine claims for benefits in the ordinary course of business and appeals of such claims consistent with the terms of such Benefit Plans), (B) any trustee or fiduciaries thereof, (C) any of the assets of any trust of such Benefit Plan or (D) the Company or any of its Subsidiaries.

(e)No Benefit Plan is sponsored, maintained, or contributed to under the Law or applicable custom or rule of any jurisdiction outside of the United States.

(f)Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, except as expressly provided by this Agreement, (i) entitle any current or former Business Employee to severance pay or compensation payments or any other benefits or rights, (ii) accelerate the time of payment, vesting or exercisability, or increase the amount of compensation or benefits due any such Business Employee, (iii) result in any funding (through a grantor trust or otherwise) of compensation or benefits under any Benefit Plan, or (iv) result in an “excess parachute payment” under Section 280G of the Code.

(g)Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement under which Identified Business Employees are covered, and there are no labor organizations, works councils, trade unions or other employee representatives representing, or, to the Knowledge of Company, purporting to represent or seeking to represent any current Business Employee.

(h)The Business or the Purchased Assets, (i) there are no pending or, to the Knowledge of Company, threatened labor organizational campaigns, corporate campaigns, petitions, demands for recognition (including demands for works council recognition), applications or other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries by any Identified Business Employee; (ii) none of the Company or any of its Subsidiaries is suffering (and, for the past three years, none of the Company or any of its Subsidiaries has suffered) any labor dispute, any activity or proceeding by a labor union or representative thereof to organize any Identified Business Employee or any picketing, lockouts, strikes, slowdowns, work stoppages, job actions or threats thereof by or with respect to any Identified Business Employee, against or involving the Company or any of its Subsidiaries; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority or works council disputes that would reasonably be expected to affect the Identified Business Employees; and (iv) there are no current or, to the Knowledge of Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages by Identified Business Employees, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two years preceding the date of this Agreement.

(i) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, affirmative action, equal opportunity, plant closures and layoffs, workers’ compensation, unemployment insurance and labor relations, including laws relating to termination of employment and relating to job applicants and employee background checks. No legally effected material action, suit, claim (or counterclaim), litigation, arbitration, or mediation, (including any civil, criminal, administrative, investigative or appellate proceeding) that arises out of the current, former or potential employment or service relationship between the Company or any of its Subsidiaries and any Identified Business Employee is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

4.12Absence of Certain Changes.

(a)Between September 30, 2021 and the date of this Agreement, (i) the Business has been conducted by the Company and its Subsidiaries in the ordinary course of business in all material respects, and (ii) there has not been any action taken by Parent, the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Purchaser’s consent, would require consent pursuant to Section 6.01.

(b)Between September 30, 2021 and the date of this Agreement, there has not been any effect, change, condition, fact, development, occurrence or event that has had or will have, individually or in the aggregate, a Material Adverse Effect.

4.13Taxes.

(a)(i) All Tax Returns required to be filed by the Company with respect to the Purchased Assets or the Business have been timely filed (taking into account extensions) and all such Tax Returns are complete and correct in all respects; and (ii) all Taxes imposed on or required to be paid with respect to the Purchased Assets or the Business (whether or not shown to be due on such Tax Returns) for which Purchaser would otherwise be liable have been paid or will be timely paid by the due date thereof.

(b)There are no Liens (other than Permitted Liens) for Taxes on any of the Purchased Assets.

(c)No Tax Proceeding is pending or threatened in writing with respect to the Purchased Assets or the Business.  Except for any deficiencies that are being contested in good faith by appropriate proceedings, no deficiency for any Taxes has been asserted or assessed in writing by a Governmental Authority against or with respect to the Purchased Assets or the Business that has not been satisfied by payment, settled or withdrawn.

4.14Environmental Matters.

(a)In respect of the Business or the Purchased Assets:

(i)the Company and its Subsidiaries are, and since January 1, 2019 have been in compliance with all applicable Environmental Laws;

(ii)there is no Environmental Claim pending or, to the Knowledge of Company, threatened against the Company or any of its Subsidiaries, nor has there been since January 1, 2019 any Environmental Claim, allegation, investigation or litigation against the Company and its Subsidiaries or any of the Purchased Assets;

(iii)the Company and its Subsidiaries have no contractual indemnity obligation to any Third Party for Environmental Claims or liability under Environmental Law, other than general commercial indemnification obligations entered into in the ordinary course of business, and not for the primary purpose of indemnifying matters relating to Environmental Claims or Environmental Laws; and

(iv)to the Knowledge of Company, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(b)Except as listed in Schedule 4.14, none of the Company or its Subsidiaries are required to hold any material Environmental Permits in order to conduct and operate the Business as the Business is conducted and operated as of the date hereof and is in compliance with all such Environmental Permits.

(c)The representations set forth in this Section 4.14 constitute the sole and exclusive representations and warranties of Parent and the Company relating to environmental matters.

4.15Finders’ Fees.  There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, the Company or any of Company’s Subsidiaries who is entitled to any fee or commission from Parent, the Company or any of Company’s Subsidiaries in connection with the transactions contemplated by this Agreement.

4.16Anti-Corruption; Export Control.  Except as would not be material to the Business, taken as a whole, in the past five years, solely with respect to the Purchased Assets and the Business:

(a)The Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (i) which would violate any applicable Law; or (ii) to or for a Public Official with the intention of: (A) improperly influencing any act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; or (C) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution.  The Company and its Subsidiaries have not received written notice of any complaint, allegation, investigation, warning or other legal proceedings concerning their compliance with the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other anti-corruption Laws.

(b)Neither of the Company nor its Subsidiaries, nor any directors, administrators, officers, directors or, to the Knowledge of Company, employees of the Company or its Subsidiaries is, or has been during the past five years, identified on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the Department of Treasury, Office of Foreign Assets Control (“OFAC”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) foreign governmental listings of similar effect.

(c)During the past five (5) years, the Company and each of its Subsidiaries have conducted their import, export and trade transactions in accordance with all applicable provisions of United States export control and sanctions laws (including the International Traffic in Arms Regulations, the Export Administration Regulations, the regulations administered by OFAC, and any applicable anti-boycott compliance regulations), the import and export laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security, and export, sanctions, and customs Laws of the other countries (collectively, “International Trade Laws”) where it conducted and currently conducts the Business.

(d)During the past five (5) years, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of Company, oral, notice of noncompliance, complaints, or warnings from any Governmental Authority with respect to its compliance with International Trade Laws.

(e)To the Knowledge of Company, at no time during the past five (5) years, has the Company or any of its Subsidiaries sold, exported, reexported, imported, transferred, diverted, or otherwise disposed of any products, software, encryption related source code, object code, or technology (including products derived from or based on such technology) to or from any destination, entity, or Person, without obtaining prior authorization from the competent government authorities as required by any International Trade Laws.

4.17Insurance.  Schedule 4.17 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, errors and omissions, crime, bonding facilities, cyber policies and any other liability, casualty and property insurance maintained by Company or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Company since January 1, 2017.  Each of the Insurance Policies are in full force and effect.

4.18Customers; Suppliers.

(a)Schedule 4.18(a) sets forth an accurate and complete list of each customer who, in the twelve (12)-month period ended September 30, 2021, was estimated to be one of the ten (10) largest sources of revenues for the Business, based on amounts paid or payable to the Company and its Subsidiaries (each, a “Significant Customer”).  None of the Company or its Subsidiaries has any outstanding disputes with a Significant Customer, and, to the Knowledge of Company, none of the Company or its Subsidiaries has received written or oral notice of the intention of a Significant Customer to seek to materially reduce the scale of the business conducted with the Company or its Subsidiaries as it relates to the Business.  To the Knowledge of Company, as of the date of this Agreement, none of the Company or its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue as a customer of the Business after the Closing or that such customer intends to terminate or materially modify any existing Material Contract with the Company or its Subsidiaries (or Purchaser).

(b)Schedule 4.18(b) sets forth an accurate and complete list of each supplier who, in the twelve (12)-month period ended September 30, 2021, was estimated to be one of the ten (10) largest suppliers of the Business, based on amounts paid or payable by the Company and its Subsidiaries (each a “Significant Supplier”).  To the Knowledge of Company, as of the date of this Agreement, none of the Company or its Subsidiaries has received any oral or written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Business after the Closing or that such supplier intends to terminate or materially modify existing Transferred Contracts with the Company or its Subsidiaries (or Purchaser).

4.19Related Party Transactions.  There are no contracts or other arrangements involving the Business in which the Company or the Company Subsidiaries, or any of its or their respective members, managers, directors, officers, or employees is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Business.

4.20Undisclosed Liabilities. Parent, Company and Company Subsidiaries each has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Financial Statements as of the date of such Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of such Financial Statements and which are not, individually or in the aggregate, material in amount.

4.21Information Security.

(a)Other than as set forth in Schedule 4.21(a), each Company and Company Subsidiary complies, and has at all times since January 1, 2019 complied, in all material respects with all Information Privacy and Security Laws applicable as of the date of this Agreement. The Business has, since January 1, 2019, complied in all material respects with each applicable Company and Company Subsidiary Privacy Policy and with applicable Information Privacy and Security Laws.

(b)Other than as set forth in Schedule 4.21(b), each Company and Company Subsidiary, in connection with the Business (including the processing of Personal Data) complies and, since January 1, 2019, has complied, in all material respects, with: (i) all of the applicable Company or Company Subsidiary Privacy Policies; (ii) all applicable Information Privacy and Security Laws; (iii) the terms of all Transferred Contracts; and (iv) each consent, approval or authorization received from any Governmental Authority.

(c)Other than as set forth in Schedule 4.21(c), each Company and Company Subsidiary has adopted, to the extent required pursuant to applicable Information Privacy and Security Laws, and is and has, since January 1, 2019, been in compliance in all material respects with, reasonable policies and procedures with respect to the processing of personal, proprietary and confidential data gathered or accessed in the course of the operations of the Business.

(d)Other than as set forth in Schedule 4.21(d), no Company and Company Subsidiary has, since January 1, 2019, been subject to, or received any written notice of or written audit request relating to, any Action relating to any actual or alleged non-compliance with any applicable Information Privacy and Security Law in connection with the Business.

(e)Other than as set forth in Schedule 4.21(e), none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of any of transactions contemplated by this Agreement would reasonably be expected to result in any violation of any Company Privacy Policy or any Information Privacy and Security Law.

(f)Other than as set forth in Schedule 4.21(f), the Company and Company Subsidiaries’ IT Systems are in reasonable working condition and are sufficient in all material respects as is necessary for the Business as currently conducted. Since January 1, 2019, none of the Company and Company Subsidiaries have experienced any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, error, or other failure or deficiency of any Company or Company Subsidiaries’ IT System. Each Company and Company Subsidiary has taken measures to: (i) secure the confidential information (including all Personal Data) of the Company and Company Subsidiaries and the confidential information (including all proprietary and Personal Data) of each client, client’s customers, Company employees (current or former) and other Person in the Company’s and Company Subsidiary’ possession or control; and (ii) within a reasonable time in accordance with best practices prevalent in the industry, provide for the back-up and recovery of the data and information stored or processed using Company and/or Company Subsidiaries’ IT Systems without material disruption or interruption to the conduct of the Business.

(g)Other than as set forth in Schedule 4.21(g), in connection with the Business, each Company and Company Subsidiary has established, and is in material compliance with, a written information security program that: (i) implements necessary and customary administrative, technical and physical safeguards designed to protect the security, confidentiality, availability and integrity of all confidential, proprietary or Personal Data; (ii) is designed to prevent unauthorized access, use or disclosure to the Company or Company’s Subsidiaries’ IT Systems and such data (including all Personal Data and data that is on the systems of third parties with access to such Company’s or Company Subsidiaries’ IT Systems or such data); (iii) complies, in all material respects, with all applicable Information Privacy and Security Laws; (iv) includes policies and procedures with respect to privacy, data protection, processing, security and the collection and use of Company or Company Subsidiary confidential, proprietary and/or Personal Data gathered or accessed in the operation of the Business; (v) is designed to identify threats to the confidentiality or security of such data and intrusions into Company’s and Company Subsidiaries’ IT Systems; and (vi) to the extent applicable, complies with the Payment Card Industry Data Security Standard (PCI DSS). Since January 1, 2019, Company and Company Subsidiaries have not suffered or incurred a data breach, security breach or incident with respect to any Company or Company Subsidiary IT System or acquired confidential, personal, proprietary data. Neither Company nor any Company Subsidiary is or has been, since January 1, 2019, required under any contract to which such entity is a party or any applicable Information Privacy and Security Law to notify any Person or any Governmental Authority of the loss, or unauthorized access, acquisition, use or disclosure, of any Personal Data or other data or information of such Person or Governmental Authority. Each of Company and its Subsidiaries has performed security risk assessments to the extent required by applicable Law and such entities’ information security policies and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.

(h)Other than as set forth in Schedule 4.21(h), in connection with the Business, each of Company and each Company Subsidiary has taken necessary and appropriate measures to secure all services provided prior to deployment and implementation; and to patch and provide updates to those services and IT Systems, where applicable. Without limitation to the foregoing, each of Company and Company Subsidiary has utilized a secure software development lifecycle process in the development of any services. No Company service contains any vulnerability that is assigned a CVSS score of 7.0 or higher in the National Institute of Standards and Technology’s National Vulnerability Database.

(i)Other than as set forth in Schedule 4.21(i), each of Company and Company Subsidiary, each of their personnel, has accessed the networks and systems of its clients, and used credentials provided by any of its clients, only for the purpose of providing services to those clients and their customers, and only in accordance with those clients’ instructions. When accessing the networks or systems of any such clients, or using credentials provided by those clients, the Company and its Subsidiary has taken measures to avoid causing any impairment of systems and the data security of that client, the client’s customers or any third party and has kept all such credentials secure and confidential.

(j)With respect to the Cyber Incident, Company and Parent have provided all required notices, in a timely manner, in accordance with all Information Privacy and Security Laws within all applicable jurisdictions affected (including without limitation notices to those whose personally identifiable or personal health information may have been impacted by the Cyber Incident).

(k)The remediation measures set for on Schedule 4.21(k) in response to the Cyber Incident have been properly and fully implemented by the Company.

4.22Full Disclosure.  No representation or warranty by the Company or the Company Subsidiaries in this Agreement and no statement contained in the disclosure schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any material untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading in any material respect.

4.23Exclusivity of Representations and Warranties.  The representations and warranties made by Parent and the Company in this Article IV are the exclusive representations and warranties made by Parent and the Company with respect to Parent, the Company, any of their respective Affiliates, the Business, the Purchased Assets and the Assumed Liabilities.  Parent and the Company hereby disclaim any other express or implied representations or warranties with respect to Parent, the Company, any of their respective Affiliates, the Business, the Purchased Assets or the Assumed Liabilities.  Except for the representations and warranties expressly made by Parent and the Company in this Article IV, neither Parent or the Company, nor any other Person, makes any representation or warranty with respect to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Purchased Assets, (b) the use of the Purchased Assets or the operation of the Business by Purchaser or its Affiliates after the Closing, (c) the probable success or profitability of the Business after the Closing or (d) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or the Company or any Affiliate or Representative thereof, including in any “data rooms” or management presentations. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, THE CONDITION OF THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” ANY DUE

DILIGENCE MATERIALS MADE AVAILABLE TO PURCHASER OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, DO NOT, DIRECTLY OR INDIRECTLY, AND SHALL NOT BE DEEMED TO, DIRECTLY OR INDIRECTLY, CONTAIN REPRESENTATIONS OR WARRANTIES OF PARENT, THE COMPANY OR ANY OF THEIR AFFILIATES.

Article V. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Parent and the Company as follows:

5.01Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the full corporate power and authority to enter into this Agreement and each other Transaction Documents to which it is a party (the “Purchaser Documents”).

5.02Authorization.  The execution, delivery and performance by Purchaser of this Agreement, and the applicable Purchaser Documents, have been duly authorized by all necessary corporate and stockholder action of Purchaser.  This Agreement has been, and each Purchaser Document has been or will be, duly executed and delivered by Purchaser, and, assuming this Agreement and each such document constitutes or will constitute the valid and binding obligation of Parent and the Company, constitutes or will constitute the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and by an implied covenant of good faith and fair dealing.

5.03No Conflicts.  Neither the execution, delivery or performance of this Agreement or the Purchaser Documents, nor the consummation by Purchaser of the other transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will:  (a) conflict with the organizational documents of Purchaser; (b) result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (c) constitute a violation by Purchaser of any Law of any Governmental Authority applicable to Purchaser; except, in the case of clauses (b) and (c) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not reasonably be expected to prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

5.04No Consents.  No consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by Purchaser of this Agreement or the Purchaser Documents, excluding (a) the requirements of the HSR Act, (b) any consent, approval, authorization, exemption or filing, if any, which Parent or the Company is required to obtain or make or which, if not obtained or made, would not prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby, and (c) any consent, approval, authorization, exemption or filing, if any, which Parent or the Company is required to obtain or make with respect to Transferred Contracts where the other party to such Transferred Contract is a Governmental Authority.

5.05Litigation.  As of the date hereof, there are no actions, suits, inquiries, proceedings or investigations pending or, to the Knowledge of Purchaser, threatened before any court or Governmental Authority against Purchaser relating to the transactions contemplated hereby or which would reasonably be expected to prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

5.06No Withholding Taxes.  All payments which Purchaser is liable to make under this Agreement in connection with the Closing Date Payment shall be made without deduction or withholding for or on account of any Tax payable under any applicable Law of any relevant jurisdiction.

5.07Finder’s Fees.  There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.

5.08Financing.  As of the date hereof and at all times prior to and as of the Closing, Purchaser has and will have cash on hand and access to available borrowing capacity sufficient for the satisfaction of all of its obligations under this Agreement and the applicable Purchaser Documents (except, for the avoidance of doubt, payment of any projected Earn-Out Amount), including the payment of the Closing Date Payment, and the payment of all related fees and expenses and any other amounts required to be paid by Purchaser on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement. Purchaser’s obligations hereunder are not subject to a condition regarding Purchaser’s obtaining of funds to consummate the transactions contemplated by this Agreement.

5.09No Other Representations and Warranties.  Except for the representations and warranties expressly made by Purchaser in Article V, Parent and the Company acknowledge and agree that neither Purchaser nor any other Person makes any express or implied representation or warranty, including with respect to Purchaser or any of its Affiliates, and Parent and the Company hereby disclaim and acknowledge and agree that Parent and the Company are not relying upon any other representation or warranty or any information provided by Purchaser or any Affiliate or Representative of Purchaser.

Article VI. COVENANTS.

6.01Operation of the Business.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII hereof, except as expressly contemplated by this Agreement, the Company shall and shall cause its Subsidiaries to, in each case, to the extent relating to the Business, conduct the Business in the ordinary course of business and use Commercially Reasonable Efforts, to maintain and preserve intact the Business and to maintain the ordinary and customary relationships of the Business with its suppliers, lessors, licensees, contract counterparts, customers and others having business relationships with them with a view toward preserving for Purchaser after the Closing Date the Business and the Purchased Assets (it being understood that nothing in this Section 6.01 shall in any way limit the Company’s or its Subsidiaries’ operation of the Retained Business) (provided that it will not be a breach of the foregoing for the Company and its Affiliates to take, without Purchaser’s consent, any actions that the Company determines in good faith to be reasonably necessary in light of the then-current operating conditions and developments with respect to the Company and its Subsidiaries as a result of COVID-19; further provided that the Company shall use its Commercially Reasonable Efforts to consult with Purchaser prior to the implementation of any such actions resulting from COVID-19). Without limiting the generality of the foregoing, subject to (a) applicable Law, except as expressly contemplated by this Agreement, (b) as set forth on Schedule 6.01, or (c) pursuant to the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII hereof, Parent and the Company shall not, and shall cause their respective Subsidiaries not to, take any of the following actions with respect to the Business or the Purchased Assets:

(i)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any businesses, divisions of businesses or material portion of assets thereof;

(ii)except as required by applicable Law or pursuant to a Contract in effect as of the date hereof that has been made available to Purchaser, (A) adopt, grant, enter into, amend, modify or terminate any retention, change in control, severance, termination or similar compensation with any Business Employee in a manner that impacts any Business Employee differently than it impacts other employees of the Company, (B) terminate (except for cause) or modify the terms and conditions of employment of any Business Employee (including any transfer of employment or reallocation of duties of any Business Employee so that such Business Employee ceases to be a Business Employee) or (C) modify the salaries, wage rates, bonus or other compensation or benefits of any Business Employee, in each case other than those Business Employees who are not Offer Employees;

(iii)enter into any Contract outside of the ordinary course of business that would be a Material Contract if entered into on or prior to the date hereof, or terminate (other than by expiration), relinquish, or amend or modify in any material respect any material term (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) of any Material Contract;

(iv)(A) enter into any collective bargaining agreement, or (B) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any Business Employees;

(v)fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Transferred Registered IP;

(vi)to the extent that it would be reasonably likely to adversely affect the Purchased Assets or the Business in any Post-Closing Tax Period, (A) except as required by GAAP or applicable Law, make, change or rescind any material election relating to Taxes or make any material change in any Tax accounting or reporting principles, methods or policies, (B) settle or compromise any material Tax liability, claim or assessment, (C) apply to a Governmental Authority for any Tax ruling or determination, or (D) except as required by applicable Law, file any amended foreign, federal, state or local income Tax Return or any other material amended Tax Return;

(vii)institute, settle or offer or agree to settle any Proceeding relating to or affecting the Business, the Purchased Assets or Assumed Liabilities before any court or other Governmental Authority (other than settlements of Proceedings (A) involving solely the payment of money damages and (B) not involving an admission of liability);

(viii)change the general level of pricing of services and products of the Business, other than in the ordinary course of business or in connection with any changes to pricing related to employee wages under the Transferred Contracts renegotiated to preserve the Business’ margin;

(ix)waive any of their material rights under the confidentiality, non-solicit or non-compete provisions of any Contracts relating to the Business, except in the ordinary course of business;

(x)terminate, suspend or modify in any material respect, any Governmental Authorizations necessary for the ownership and operation of the Business, except (A) as required by applicable Law or a Governmental Authority or (B) in the ordinary course of business; or

(xi)agree, resolve or commit to do any of the foregoing;

provided, however, that Purchaser’s consent will not be required for the Company to take, or fail to take, any action set forth in any of the foregoing clauses (ii), (iii) and (viii) if the Company determines in good faith that such action or inaction is reasonably necessary in light of the then-current operating conditions and developments with respect to the Company or its Subsidiaries as a result of COVID-19.

From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII hereof, Parent and the Company shall not, and shall cause their respective Subsidiaries not to, (x) issue, deliver or sell, or authorize the issuance, delivery or sale, of any stock options, restricted stock units or other equity or equity-based compensation in respect of the equity interests of the Company and its Subsidiaries to any Identified Business Employee or (y) take any action to amend or waive any vesting criteria or accelerate the vesting, exercisability or settlement of any stock options, restricted stock units or other equity or equity-based compensation awards held by any Identified Business Employee as of the date of this Agreement.

6.02Investigation of Business; Confidentiality.

(a)Subject to applicable Law, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause its Subsidiaries to, permit Purchaser and its Representatives to have reasonable access during normal business hours to the properties, books, records, Contracts and such financial information (including working papers) and operating data of the Business and the Business Employees as Purchaser may reasonably request to review information and documentation, and the opportunity to ask questions relative to the properties, books, contracts, commitments and other records of the Business and to conduct any other reasonable investigations; provided that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries. All requests for access to the offices, properties, books and records of the Business shall be made to such Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor any of its Affiliates or Representatives shall contact any of the employees, customers (including dealers and distributors), suppliers or joint venture partners of the Company or any of its Subsidiaries regarding the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege or contravene any Law or Contract to which the Company or any of its Subsidiaries is a party. The Parties shall use Commercially Reasonable Efforts to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party to the other Party or any Subsidiary or representative of such other Party in connection with this Agreement shall be treated as “Confidential Information,” as defined in the Confidentiality Agreement. The Parties acknowledge and agree that effective upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect.

6.03Commercially Reasonable Efforts; Further Assurances.  During the period commencing on the date of execution of this Agreement and continuing until the Closing Date, the Parties shall use their respective Commercially Reasonable Efforts to consummate the transactions contemplated hereby.  Each Party shall execute such documents and other papers and take such further actions as the other Parties may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby.

6.04Consents, Regulatory and Other Authorizations.

(a)Each Party hereto shall, as promptly as possible, use its Commercially Reasonable Efforts to (i) seek and obtain the Required Consents, (ii) obtain all consents authorizations, orders and approvals of any Governmental Authority that is or may become necessary for its performance of its obligations pursuant to this Agreement and (iii) take all actions as may be requested by any such Government Authority to obtain such consents, authorizations, orders and approvals.  In furtherance and not in limitation of the foregoing, each applicable party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event before December 28, 2021 and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)Purchaser, on the one hand, and Parent and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 6.04 to obtain all requisite consents, authorizations, orders and approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)In furtherance and not in limitation of the covenants of the parties contained in Section 6.04(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, both parties hereto agree that each shall use all Commercially Reasonable Efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Notwithstanding the foregoing, nothing in this Section 6.04 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement and the Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.05No Disclosure.  Each party hereto agrees that it shall not make any public announcement or issue any press release in connection with the transactions consummated hereby without the prior written consent of the other parties, which shall not be unreasonably withheld, except (a) if any Party hereto is ordered to make such disclosure by a court of competent jurisdiction or (b) if such disclosure is otherwise required under applicable Laws, in which case the party making the required disclosure (to the extent commercially practicable and legally permissible) shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.  The Parties shall jointly agree upon and approve one or more press releases (which need not be joint press releases) to be issued on or about the date hereof and/or on or about the Closing Date, as mutually determined by the Parties.  Any subsequent press release or public announcement relating to this Agreement or the transactions contemplated hereby made by a Party after approval of any such initial press release issued on or about the date hereof shall be consistent with (including in scope) the mutually agreed upon press release or releases.

6.06Access to Records and Personnel.

(a)From and after the Closing until the end of the Option Period, each Party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using Commercially Reasonable Efforts to give access to Third Parties possessing information), during normal business hours, to the other Party’s Representatives and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party in connection with the transactions contemplated hereby, (ii) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the transactions contemplated by this Agreement or (iii) to comply with its obligations under this Agreement; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure is related to any claim for indemnification pursuant to Article IX or any other claim against a Party or such Party’s Affiliates or would violate any Law or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all Commercially Reasonable Efforts to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)Except as otherwise provided in this Agreement, any information owned by a Party that is provided to a requesting Party or its Representatives pursuant to this Section 6.06 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.06 is found to be inaccurate.

(d)From and after the Closing until the fifth anniversary thereof, unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted, each Party shall hold confidentially, and shall cause its Affiliates and Representatives to hold confidentially, all information furnished or made available by a Party (the “Provider”) to the other Party (the “Receiver”) or its Representatives pursuant to this Section 6.06 and the terms of this Agreement and the other Transaction Documents and the Company shall hold confidential, and shall cause its Affiliates and Representatives to hold confidential all information regarding the Business (all such information being referred to as “Confidential Information”). The Parties shall, and shall cause their Representatives to, use the Confidential Information only in connection with the performance of this Agreement or as otherwise contemplated hereby. “Confidential Information” furnished or made available pursuant to this Section 6.06 shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiver or its Representatives in violation of this Agreement; (ii) becomes available to the Receiver or its Representatives on a nonconfidential basis from a Person other than the Provider or its Affiliates or Representatives who is not known by the Receiver to be bound by a confidentiality agreement with the Provider or any of its Affiliates or Representatives, or is not known by the Receiver to be under an obligation to the Provider or any of its Affiliates or Representatives not to transmit the information to the Receiver; (iii) was in the possession of the Receiver prior to disclosure by the Provider or its Representatives (provided that any information regarding the Business in the possession of the Company or its Affiliates prior to the Closing Date or provided to the Company or its Affiliates pursuant to, or maintained by the Company or its Affiliates under, the Transition Services Agreement shall not be subject to this provision); or (iv) is developed by the Receiver independent of any Confidential Information provided hereunder (provided that any information regarding the Business in the possession of the Company or its Affiliates prior to the Closing Date or provided to the Company or its Affiliates pursuant to, or maintained by the Company or its Affiliates under, the Transition Services Agreement shall not be subject to this provision). Nothing in this Section 6.06 shall affect Purchaser’s rights in the Purchased Assets following the Closing. In the event that the Receiver or any of its Representatives are required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted to disclose any Confidential Information, the Receiver shall provide the Provider with prompt notice of such request or requirement in order to enable the Provider to: (x) seek an appropriate protective order or other remedy; (y) consult with the Receiver with respect to the Provider’s taking steps to resist or narrow the scope of such request or legal process; or (z) waive compliance, in whole or in part, with the terms of this Section 6.06(d). In the event that such protective order or other remedy is not obtained, or the Provider waives compliance, in whole or in part, with the terms of this Section 6.06(d), the Receiver or its Representative, as the case may be, shall use Commercially Reasonable Efforts to disclose only that portion of the Confidential Information that the Receiver is advised in writing by its legal counsel is legally required to be disclosed and to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

(e)Nothing in this Section 6.06 shall require a Party to violate any agreement with any Third Parties regarding the confidentiality of confidential and proprietary information or of customer information; provided, however, that in the event that a Party is required under this Section 6.06 to disclose any such information, that Party shall provide notice of the basis for any such potential violation and use Commercially Reasonable Efforts to seek to obtain such Third Party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

6.07Fees and Expenses.  Except as expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses; provided, that (a) Parent shall be solely responsible for all such fees and expenses incurred by the Company, and (b) Purchaser and Parent shall be equally responsible for all filing fees under the HSR Act, any other applicable Antitrust Law and such other Laws as are applicable to the transactions contemplated by this Agreement.

6.08Employee Relations and Benefits.

(a)Purchaser shall use its Commercially Reasonable Efforts to offer employment to each Business Employee other than an Identified Business Employee (the “Offer Employees”) as soon as reasonably practicable and in any event within one hundred and twenty (120) calendar days following the Closing Date.  Prior to the Closing, Purchaser will offer employment to Identified Business Employees to be effective as of the Closing Date. With respect to each Offer Employee, Purchaser shall provide, for at least twelve (12) months after the Closing Date, (i) employment at a location that is no more than 30 (thirty) miles from the principal work location at which such Offer Employee was employed immediately prior to the Closing, (ii) base salaries or base wages that are no less favorable than the base salaries or base wages provided to the Offer Employees by the Company and its Subsidiaries as of immediately prior to the Closing Date, (iii) bonus and other incentive compensation opportunities (excluding retention or transaction bonuses) that are no less favorable in the aggregate to those in effect for such Offer Employee immediately prior to the Closing (unless otherwise required by local Law, in which case such offer shall comply with local Law) and (iv) severance entitlements that are no less favorable to the severance entitlements provided by Purchaser to its employees as of immediately prior to the Closing Date.  The Parties agree that the foregoing does not require Purchaser to provide equity-settled or equity-linked compensation to any Transferred Employee (such that Purchaser may meet the obligations set forth in this Section 6.08(a) in the absence of any equity-based or equity-linked compensation, so long as the comparability standard is otherwise met).  Offer Employees and Identified Business Employee who accept the offer of employment from Purchaser or one of its Subsidiaries and who commence employment with Purchaser or one of its Subsidiaries on the Employment Commencement Date (or, for those on vacation or other approved leave of absence with a legal right to return to employment, immediately upon their return to active work) shall be referred to herein as “Transferred Employees.”  Nothing herein shall limit Purchaser’s ability to terminate the employment of any Transferred Employee employed by Purchaser after the Closing.  If any Offer Employee requires a work visa or permit or an employment pass or other approval for his or her employment to continue with Purchaser or one of its Affiliates as of or after the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, use Commercially Reasonable Efforts to secure prior to the Closing Date the necessary visa, permit, pass or other approval in a timely manner consistent with the terms of this Section 6.08, if and only if the Company provides in advance of Closing and in a timely manner (and no less than fifteen (15) calendar days before Closing) all information as is necessary to secure such necessary visa, permit, pass or other approval in a timely manner, and Purchaser shall be solely responsible for any expenses related thereto.  Purchaser shall ensure that the terms of any offer of employment to an Identified Business Employee or Offer Employee state that such terms supersede any prior oral or written agreements or arrangements with the Company and its Subsidiaries and Affiliates regarding the terms and conditions of employment or service with such Identified Business Employee or Offer Employee as in effect prior to the Employment Commencement Date.

(b)The Company shall not, and shall cause its Subsidiaries and Affiliates not to, engage in any activity intended to discourage any Offer Employee from accepting an offer of employment from Purchaser or one of its Affiliates, and the Company shall not, and shall cause its Affiliates not to, offer any Offer Employee employment with any business of the Company or any of its Affiliates other than the Business after the date hereof and prior to the Closing Date; provided, however, that the Company and its Affiliates shall be permitted to take any action (i) they are legally required to take in order to comply with local Laws or (ii) as mutually agreed by the Parties.

(c)Starting on the Employment Commencement Date and ending on the first anniversary of the Employment Commencement Date or any longer period as required under local employment Laws, each Transferred Employee who remains employed by Purchaser or one of its Subsidiaries shall be eligible to participate in employee benefit plans, agreements, programs, policies and arrangements of Purchaser or one of its Subsidiaries that provide 401(k), medical, dental, vision, long-term disability, long-term care, tuition assistance, and employee recognition benefits (the “Purchaser Plans”) that are provided to similarly situated employees of Purchaser or one of its Subsidiaries in accordance with Purchaser’s benefits cost share approach.

(d)The Company shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents as of the day prior to the Closing Date (and, for those Business Employees who are not employed by the Company or its Subsidiaries or Affiliates but are on an approved leave of absence as of the Closing Date, prior to their return to active employment). Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents under Purchaser Plans on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(e)With respect to any Purchaser Plan that is a group health plan, Purchaser shall, and Purchaser shall cause its Subsidiaries to, with respect to Transferred Employees, use Commercially Reasonable Efforts to (i) cause to be waived any pre-existing condition and waiting periods, except to the extent such provisions were applicable under the similar Benefit Plan as of the Closing Date (or, for those Business Employees who are not employed by the Company or its Subsidiaries or Affiliates but are on vacation or other approved leave of absence as of the Closing Date, on their return to employment) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferred Employees during the plan year of the applicable group health plan sponsored by the Company or one of its Subsidiaries or Affiliates during which the Closing (or, for those Business Employees who are not employed by the Company or its Subsidiaries but are on vacation or other approved leave of absence as of the Closing Date, their return to employment) occurs. The Company shall, or shall cause its Subsidiaries or Affiliates to, use Commercially Reasonable Efforts to provide all necessary information on a timely basis that Purchaser and its Subsidiaries shall require to verify that such deductible and maximum out-of-pocket limitations have been paid by such Transferred Employees, and Purchaser’s and its Subsidiaries’ duties under this paragraph shall be contingent upon obtaining such information on a timely basis.

(f)For purposes of eligibility and vesting only, Transferred Employees shall be given credit for all service with the Company, any of its Subsidiaries or Affiliates, and any predecessor employer for which the Company or such Company Subsidiary credited service, under each Purchaser Plan to the same extent as recognized under any comparable Benefit Plan.

(g)Except as required by applicable Law or as may be agreed to by the Company and Purchaser, as of the Closing Date (or, for those Business Employees on vacation or other approved leave of absence as of the Closing Date, as of the expiration of their leave), the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by the Company and its Subsidiaries or Affiliates, and shall commence participation in the Purchaser Plans to the extent permitted by, and in accordance with, the terms of such Purchaser Plans.  The Company shall use Commercially Reasonable Efforts to take all steps necessary to (i) permit such employees to take distributions of such balances from any 401(k) plan of the Company or Affiliates and to the extent permitted by Purchaser’s 401(k) plan, rollover such balances (including notes associated with plan loans) to Purchaser’s 401(k) plan and (ii) following the Closing Date, prevent any Transferred Employee’s plan loans from going into default prior to such rollovers occurring unless such rollovers do not occur prior to the end of the calendar quarter following the calendar quarter in which the Closing Date (or, for those Business Employees on vacation or other approved leave of absence as of the Closing Date, the expiration of their leave) occurs. Purchaser shall use Commercially Reasonable Efforts to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from a 401(k) plan of the Company or its Subsidiaries or Affiliates to roll such eligible rollover distribution including, for a reasonable period of time following the Closing Date, any associated loans into an account under a 401(k) plan maintained by Purchaser or its Affiliates.

(h)The Company and its Subsidiaries and Affiliates shall be responsible for all accrued but unpaid or unused vacation or other paid-time off (including accrued holiday entitlements, sick/personal leave, long service leave and rostered day off leave entitlements) (“PTO”) for (i) each Business Employee that is not a Transferred Employee, and (ii) each Transferred Employee.

(i)Purchaser shall indemnify and hold harmless the Company and its Subsidiaries and Affiliates with respect to any Liability under COBRA or similar applicable Laws in the United States arising from the actions (or inactions) of Purchaser or its Subsidiaries relating to Transferred Employees after the Closing. The Company shall retain, and indemnify and hold harmless Purchaser and its Affiliates for, all Liabilities under COBRA or similar applicable Laws in the United States, including with respect to any “qualifying event” (as defined under COBRA) occurring on or before the Closing.

(j)Purchaser and the Company agree to provide the other in a timely manner, whether before or after the Closing Date, with such information and, when appropriate, documentation, as such Party may reasonably request about the provisions of this Section 6.08 so that both Purchaser and the Company may fulfill their legal obligations hereunder, comply with its obligations under this Agreement and confirm compliance with their obligations under applicable Law. Subject to the requirements of applicable Law, the Parties will cooperate with respect to the transfer of employee data relating to the Identified Business Employees as necessary to carry out their obligations set forth in this Section 6.08 no later than fifteen (15) calendar days before the Closing. The Company will transfer to Purchaser such employee data relating to the Transferred Employees as required by Purchaser for purposes of this Section 6.08 at least fifteen (15) calendar days before the Closing and as soon as administratively practicable following the Closing to the extent necessary for the operation of the Business; except that the Company shall not be required to create records that are not required by law or usually maintained in such circumstances.

(k)The Company shall be solely responsible for any compensation or other amounts payable to any Transferred Employee, including payroll, bonuses, workers’ compensation and gratuity payments, severance and other employee benefits, in each case for any period relating to service with the Company or any of its Subsidiaries at any time prior to the transfer of such Transferred Employees to Purchaser, and the Company shall pay, or cause to be paid, all such amounts to all entitled Transferred Employees on or prior to the transfer of such Transferred Employees to Purchaser (or, for those on vacation or other approved leave of absence with a legal right to return to employment, immediately after the expiration of their leave).

(l)On or before the Closing Date, the Company shall provide a list of the name and site of employment of any and all Business Employees who have experienced, or will experience, an employment loss or layoff as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (collectively, the “WARN Act”) within ninety (90) calendar days prior to the Closing Date. The Company shall update this list up to and including the Closing Date. The Company shall not, and shall cause its Subsidiaries and Affiliates not to, at any time ninety (90) calendar days prior to the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (i) a plant closing as defined by WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or its Subsidiaries; (ii) a mass layoff as defined by the WARN Act affecting any site of employment of the Company or its Subsidiaries or Affiliates; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff. On and after the Closing Date, Purchaser and its relevant Affiliates shall be responsible for any Liabilities arising on or after the Closing with respect to the Transferred Employees’ employment or termination of employment or the terms and conditions of employment of the Transferred Employees, including under the WARN Act or any other applicable Law.

(m)The Parties acknowledge and agree that all provisions contained in this Section 6.08 with respect to employees are included for the sole benefit of the respective Parties and shall not create any third-party beneficiary or other right in any other Person, including any employees, former employees, Transferred Employees, any participant in any Benefit Plan or any spouse, dependent or beneficiary thereof or any right to continued employment with the Company or Purchaser, nor require Purchaser or any Subsidiary of Purchaser to continue or amend any particular benefit plan on or after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Law.  In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any Benefit Plan.

6.09Tax Matters.

(a)Transfer Taxes shall be borne and paid fifty percent by Purchaser and fifty percent by the Company. For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, filing, recordation, ad valorem, sales and use, bulk sales, stamp duties, value added, excise, license or similar fees or Taxes attributable to the transactions occurring pursuant to this Agreement. Purchaser and the Company agree to use their Commercially Reasonable Efforts to mitigate, reduce or eliminate any Transfer Taxes, and to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. Purchaser and the Company shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. Purchaser or the Company, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(b)All Property Taxes levied solely with respect to the Purchased Assets for the Straddle Period shall be apportioned between Purchaser and the Company based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. The Company shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Purchaser or the Company, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.09(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within thirty (30) calendar days after delivery of such statement. In the event that Purchaser or the Company makes any payment for which it is entitled to reimbursement under this Section 6.09(b), the applicable Party shall make such reimbursement promptly but in no event later than thirty (30) calendar days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)From the date hereof until the expiration of the applicable statute of limitations in effect with respect to the Taxes arising from the Pre-Closing Tax Period, Purchaser and the Company agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns by Purchaser or the Company, the making of any election relating to Taxes, the preparation for, and the prosecution or defense of, any Proceeding relating to any Tax or Tax Return. The Company shall retain all books and records with respect to Taxes for a Pre-Closing Tax Period pertaining to the Purchased Assets for a period of at least six years following the Closing Date.

(d)The Parties hereby waive compliance with the provisions of any applicable bulk sale or bulk transfer Laws of any jurisdiction that may otherwise be applicable with respect to the purchase and sale of the Purchased Assets hereunder.

6.10Mail Handling(a).  From and after the Closing Date, to the extent that Purchaser or any of its Subsidiaries receives any mail or packages addressed to Parent, the Company or any of their respective Subsidiaries not relating to the Business, the Purchased Assets or the Assumed Liabilities, Purchaser shall promptly deliver such mail or packages to the Company. Subject to the provisions of Section 2.02, after determination of the Definitive Transaction Flow, Purchaser may deliver to the Company any checks or drafts made payable to the Company or any of its Subsidiaries that constitutes a Purchased Asset, and the Company shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Purchaser within five (5) Business Days for the amounts of all such checks or drafts, or, if so requested by Purchaser, endorse such checks or drafts to Purchaser for collection. To the extent Parent, the Company or any of their respective Subsidiaries receives any mail or packages addressed to the Company or any of its Subsidiaries but relating to the Business, the Purchased Assets or the Assumed Liabilities, the Company shall promptly deliver such mail or packages to Purchaser. Subject to the provisions of Section 2.02, after determination of the Definitive Transaction Flow, to the extent that Purchaser receives any cash or checks or drafts made payable to Purchaser that constitutes an Excluded Asset, Purchaser shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse the Company within five (5) Business Days for such amount received, or, if so requested by the Company, endorse such checks or drafts to the Company for collection. Subject to the provisions of Section 2.02, after determination of the Definitive Transaction Flow, to the extent that the Company or any of its Subsidiaries receives any cash (including by electronic transfer) or checks or drafts made payable to Purchaser or any of its Subsidiaries that constitutes a Purchased Asset, the Company shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Purchaser within five (5) Business Days for such amount received, or, if so requested by Purchaser, endorse such checks or drafts to Purchaser for collection. Subject to the provisions of Section 2.02, after determination of the Definitive Cash Flow, all payments other than by check or draft described in this Section 6.10 shall be remitted no later than five (5) Business Days following receipt. The Parties may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 6.10.

6.11Required Business Financial Statements.  Following the Closing, upon Purchaser’s reasonable request therefor, the Company shall, and shall cause each of its Subsidiaries to, permit Purchaser and its Representatives to contact the Company’s accountants, auditors and employees, and the Company shall, and shall use its Commercially Reasonable Efforts to cause such accountants, auditors and employees to, discuss, reasonably cooperate and provide information reasonably requested by Purchaser or its Representatives, in order for Purchaser to prepare pro forma financial statements of Purchaser that meet the requirements of Regulation S-X promulgated under the Securities Act and within the timeframe specified for Purchaser to file such financial statements on Form 8-K under the Exchange Act; provided that such discussions, cooperation and provision do not unreasonably interfere or disrupt the normal operations of the Company and such Subsidiaries (it being understood that Purchaser shall be responsible for (i) the information relating to the proposed debt and equity capitalization of Purchaser and its Subsidiaries after the Closing Date or (ii) any information concerning the assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Purchaser, or pro forma cost savings or other pro forma adjustments desired by Purchaser to be made in such pro forma financial statements). The Company shall, and shall use its Commercially Reasonable Efforts to cause its accountants, auditors and employees to, cooperate with Purchaser with regards to responding to any comments from the Securities and Exchange Commission (the “SEC”) on the financial statements of the Purchased Assets and the Business.

6.12No Solicitation.  For a period from the date hereof until the earlier of termination of this Agreement and after the third anniversary of the Closing Date, each of the Parties shall not, and shall cause their respective Subsidiaries not to, directly or indirectly induce or attempt to induce any officers, employees, representatives or agents of either (i) Parent or the Company or (ii) Purchaser or its Affiliates, as applicable, to (A) leave the employ of either (x) Parent or the Company or (y) Purchaser or its Affiliates, as applicable, or any of their respective Subsidiaries, for employment with another Party or any of its Affiliates or Subsidiaries, or (B) violate the terms of their contracts, or any employment arrangements, with either (x) Parent or the Company or (y) Purchaser or its Affiliates, as applicable; provided that nothing in this Section 6.12 shall restrict or preclude the rights of any Party from soliciting (a) any employee who responds to a general solicitation or advertisement that is not specifically targeted or focused on the employees employed by another Party (and nothing shall prohibit such generalized searches for employees through various means, including, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches), (b) any employee whose employment has been terminated by another Party or any of its Affiliates or Subsidiaries after 180 calendar days from the date of termination of such employee’s employment, or (c) any employee whose employment has been terminated by such employee after 180 calendar days from the date of termination of such employee’s employment.

6.13Covenant Not to Compete.

(a)In order that Purchaser may have and enjoy the full benefit of the Business, Parent and the Company agree that, for a period beginning on the Closing Date for each of the Business, the Other Verticals and Vistio and ending on the fifth anniversary thereof for each such acquisition as applicable, Parent and the Company shall not, and shall cause their respective Affiliates not to, without the prior written consent of Purchaser, (i) engage, directly or indirectly, in any Competing Business; or (ii) acquire more than 5% of the outstanding equity interests based on assets, voting power or equity interests in any Business Competitor. Notwithstanding the foregoing, neither Parent or the Company, nor any of their respective Affiliates, shall be precluded from (1) engaging in the Retained Business, and reasonably expected or foreseeable extensions of those businesses and the products developed or sold, and the services developed or provided in connection therewith; or (2) acquiring (in whole or in part), merging with or consolidating with any Person which, at the time of the parties’ agreement to enter into such transaction is not a Business Competitor.

(b)For purposes of this Section 6.13, (i) “Business Competitor” shall mean any Person that derived more than $50,000,000 from a Competing Business during the four fiscal quarters prior to Parent or the Company, or any of their respective Subsidiaries, entering into an agreement providing for the investment in or acquisition of such Person, and (ii) “Competing Business” shall mean the business that designs, develops, manufactures, markets, sells, installs or distributes products or provides services in competition with the Business (as conducted as of the Closing) or, following the closing of the sale of the Other Verticals or Vistio, if applicable, in competition with the Other Verticals or Vistio (in each case as conducted as of the closing of such additional acquisitions), as applicable.

(c)Notwithstanding the foregoing, the provisions of this Section 6.13 shall not restrict Parent or the Company, nor any of their respective Affiliates, from acquiring and operating any Person who is a Business Competitor so long as Parent or the Company, or any of their respective Affiliates, divests all or the required portion of the Competing Business conducted by such Person within six months of the consummation of such transaction such that an acquisition by Parent or the Company, or their respective Affiliate, of the retained portion of the Competing Business would be permissible under the terms of the foregoing Section 6.13(a)(ii). For the avoidance of doubt, this Section 6.13 shall not be applicable to (i) any Person as of and following such time that such Person ceases to be an Affiliate of Parent or the Company or (ii) the marketing, sale, installation or distribution by Parent or the Company, or any of their respective Affiliates, of any products which incorporate devices, components or other products of an original equipment manufacturer or other Third Party.

(d)To the extent Purchaser believes that Parent or the Company is in breach of Section 6.13(a), Purchaser will use its Commercially Reasonable Efforts to provide written notice to the Company of the operations of Parent or the Company, or any of their respective Affiliates, that Purchaser believes constitute a violation of Section 6.13(a) and a period of ten (10) calendar days following receipt of such notice to resolve such alleged breach (the “Resolution Period”). Such notice shall specify in reasonable detail the basis for such alleged breach. The senior management of the Parties, including each Party’s legal and business Representatives, shall meet (including via telephone) and attempt in good faith to negotiate a resolution of such dispute during the Resolution Period.

6.14Use of Name.

(a)Purchaser hereby acknowledges that all right, title and interest in and to the name “Faneuil”, together with all variations and acronyms thereof and all Trademarks containing, incorporating or associated with the foregoing, or any other name that suggests a relationship with the Company or any of its Affiliates (collectively, the “Retained Names and Marks”) are owned exclusively by the Company or one or more of its Affiliates, and that, except as expressly provided below, any and all right of the Business or Purchaser to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Company or one or more of its Affiliates, along with any and all goodwill associated therewith.  Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.

(b)Effective upon the Closing, the Company hereby grants to Purchaser a world-wide, royalty-free, nonexclusive, nontransferable (except as permitted by Section 11.06) license to use the name “Faneuil” solely in the form of “Faneuil, a TTEC Company” (the “Licensed Mark”) solely in connection with the operation of the Business as currently conducted. Purchaser may grant sublicenses of the license granted under this Section 6.14 to a third party service provider in connection with the operation of the Business for the benefit of Purchaser and its Affiliates (and not for such third party’s independent benefit); provided that, in each case, such sublicense shall contain an agreement to be bound by all applicable obligations of Purchaser under this Agreement relating to the right and license that is the subject of such sublicense, including confidentiality obligations, and Purchaser and its Affiliates shall be liable hereunder to Asset Seller for any action or failure to act by such sublicensee.

(c)Purchaser shall ensure that all uses of the Licensed Mark as provided in this Section 6.14 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Licensed Mark prior to the Closing.  Any and all goodwill generated by the use of the Licensed Mark under this Section 6.14 shall inure solely to the benefit of the Company.  Purchaser shall not (i) use the Licensed Mark hereunder in any manner that may damage, impair or tarnish the reputation of the Company or its Affiliates (or the goodwill associated with the Licensed Mark); or (ii) contest or challenge the ownership or validity of the Licensed Mark.  Purchaser shall take any reasonable actions as directed by the Company with respect to use of the Licensed Mark to minimize confusion between Purchaser’s operation of the Business and the Retained Business.

(d)Purchaser agrees that the Company and its Affiliates shall have no responsibility for claims by third parties arising out of, or relating to, the use by Purchaser of the Licensed Mark after the Closing.  In addition to any and all other available remedies, other than any liabilities arising out of the use of the use of the Retained Names and Marks by the Company prior to or following Closing, Purchaser shall indemnify and hold harmless the Company, its Affiliates, and their successors and assigns from and against any and all such claims that may arise out of the use of the Licensed Mark by Purchaser (i) in accordance with the terms and conditions of this Section 6.14, other than such claims that the Licensed Mark Infringes the Intellectual Property rights of any third party; or (ii) in violation of or outside the scope permitted by this Section 6.14.  Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 6.14, the Company, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Business or Purchaser from any such breach or threatened breach.

6.15Shared Contracts.

(a)Within thirty (30) calendar days after the date hereof, the Company may deliver an updated Schedule 6.15 that sets forth a correct and complete list of Shared Contracts. A Shared Contract that is added to Schedule 6.15 pursuant to this Section 6.15 is referred to herein as a “Supplemental Shared Contract.”

(b)The Company and Purchaser shall use their Commercially Reasonable Efforts to arrange for Purchaser to enter into a new Contract with the applicable Third Party to each Shared Contract, which new Contract contains the terms and conditions applicable to the Business as of the date hereof with respect to such Shared Contract.

(c)In the event a new Contract is not entered into prior to the Closing as contemplated by Section 6.15(b), from and after the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, use Commercially Reasonable Efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which (i) Purchaser would obtain the benefits and assume the obligations under such Shared Contract to the extent applicable to the Business, including by sub-contracting, sub-licensing, or sub-leasing to Purchaser (such portion of such Liabilities, the “Purchaser Portion of the Shared Contract Liabilities” and the remainder of such Liabilities under such Shared Contract, the “Company Portion of the Shared Contract Liabilities”) or (ii) such portion of such Shared Contract would be held, as of and from the Closing Date, by the Company or its applicable Subsidiary in trust for Purchaser and the covenants and obligations thereunder would be performed by Purchaser in the Company’s or such Subsidiary’s name and all benefits, obligations and Liabilities existing thereunder to the extent applicable to the Business would be for Purchaser’s account.

6.16Notification of Certain Matters.  From the date of this Agreement until the Closing Date, Parent and the Company shall promptly notify Purchaser in writing of (i) any fact, condition, event or occurrence known to Parent or the Company that will or is reasonably likely to result in the failure of any of the conditions contained in Article VII to be satisfied or (ii) the commencement of any Proceeding by or against Parent, the Company or the Company Subsidiaries that will or is reasonably likely to affect the legality, validity or enforceability of this Agreement or seeking to enjoin, alter or delay the consummation of the transactions contemplated hereby.  No notification made by Parent or the Company pursuant to this Section 6.16 shall modify or otherwise affect in any manner the representations, warranties, covenants or agreements of Parent and the Company or the conditions to the obligations of Purchaser under this Agreement and shall not be deemed to cure any related breaches of representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of Purchaser to take any action with respect to any such notice be deemed a waiver of any such breach or breaches or any such condition.

6.17Transition Services.  Within thirty (30) calendar days after the date hereof, the Parties shall, and shall cause their respective Affiliates and Representatives to, work together in good faith to complete the schedule to the Transition Services Agreement containing the services to be performed under the Transition Services Agreement.

6.18Other Services.  The Parties shall, and shall cause their respective Affiliates and Representatives to, use their Commercially Reasonable Efforts to negotiate in good faith and enter into within thirty (30) calendar days after the Closing Date: (i) a workforce management as-a-service agreement pursuant to which Purchaser would provide all necessary workforce management services to the Company for its Other Verticals, (the “WFM Agreement”), and (ii) an IT as-a-service agreement, pursuant to which Purchaser would provide all necessary IT services to the Company for its Other Verticals (the “IT Agreement”).  In the event that the Parties enter into a WFM Agreement, Purchaser shall offer employment to each Business Employee set forth on Schedule 6.18(a).  In the event that the Parties enter into an IT Agreement, Purchaser shall offer employment to each Business Employee set forth on Schedule 6.18(b) and the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company all of its right, title and interest in and to all computers, servers and other tangible IT assets, owned, leased, licensed or possessed by the Company, free and clear of all Liens other than Permitted Liens, for no additional consideration.

6.19Existence of Parent.  Parent shall remain in existence and in good standing in the State of Delaware for at least eighteen (18) months following the Closing Date, during which time Parent shall not file for dissolution.  During such period of time and as security for any payment obligation of Parent or the Company hereunder, Parent shall either (i) continue to wholly own Phoenix Color Corp. or (ii) maintain cash funds amounting to a minimum of $15,000,000.

6.20Guarantee.  In order to induce Purchaser to enter into this Agreement and the other Transaction Documents, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company and Parent, the full payment of Purchaser’s present and future payment obligations to the Company or Parent required to be paid by Purchaser under or relating to this Agreement (including, for the avoidance of doubt, payments under Section 9.01(b)) in the event Purchaser defaults on the underlying payment obligations (the “Guarantee”).  The Parties hereby agree that the Company and Parent shall first seek all payment obligations from Purchaser prior to pursuing payment from the Guarantor and the Guarantor shall have the same defenses available to it which Purchaser may have against any such payment obligations in accordance with Purchaser’s rights under this Agreement.

(a)The obligations guaranteed by the Guarantee are collectively referred to herein as the “Guaranteed Obligations”.

(b)The liability of the Guarantor under the Guarantee shall, to the fullest extent permitted by applicable Law, be absolute and unconditional, irrespective of:

(i)the illegality of the Guarantee;

(ii)the enforceability of this Section 6.20 against Purchaser and the Guarantor;

(iii)any release or discharge of any obligation of Purchaser under this Agreement or any other Transaction Document resulting from any change in the corporate existence, structure or ownership of Purchaser, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser or any of its assets;

(iv)the existence of any claim, set-off or other right that the Guarantor may have at any time against Purchaser, whether in connection with any Guaranteed Obligation or otherwise; or

(v)any other act or omission relating to the Guarantee that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of applicable Law or equity.

(c)The Company and Parent hereby agree that to the extent Purchaser makes, or is otherwise is relieved of, its payment obligations under this Agreement, the Guarantor shall be similarly relieved of its corresponding Guaranteed Obligations under this Guarantee solely in respect of such relieved obligations.

(d)Neither the Company nor Parent shall be obligated to file any claim relating to any Guaranteed Obligation in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company or Parent to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company or Parent in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

(e)The Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for herein.

(f)The obligations of the Guarantor under the Guarantee are continuing and will remain in full force and effect until all obligations of Purchaser under this Agreement have been performed or paid and satisfied in full.  Notwithstanding anything to the contrary herein, the Guarantor’s obligations under this Section 6.20 shall not be assignable to any other person without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void and of no force and effect.

Article VII. CONDITIONS TO CLOSING.

7.01Conditions Precedent to Obligations of Purchaser, Parent and the Company.  The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a)No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date, or commenced or threatened any Proceeding, in each case which would prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.

(b)Regulatory Authorizations. The waiting period (and any extension thereof), if applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c)Third Party Consents.  The Required Consents to effect the transfer of Transferred Contracts representing not less than 95% of trailing twelve-month Revenue of all Transferred Contracts as set forth in Schedule 7.01(c), as well as all Other Consents (as defined in Schedule 7.01(c)) shall have been received and remain effective as of the Closing.

7.02Conditions Precedent to Obligation of Parent and the Company.  The obligation of Parent and the Company to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Parent and the Company) on or prior to the Closing Date of each of the following conditions:

(a)Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (other than Fundamental Representations) (i) that are not qualified by materiality qualifications shall have been accurate in all material respects on the date of this Agreement and shall be accurate in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be accurate in all material respects as of such date), and (ii) that are qualified by materiality qualifications shall have been accurate in all respects on the date of this Agreement and shall be accurate in all respects as of the Closing Date as made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be accurate in all respects as of such date).  The Fundamental Representations of Purchaser contained in this Agreement shall have been true and correct in all respects on the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be accurate as of such date.

(b)Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing.

(c)Closing Certificate. Purchaser shall have delivered a certificate of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.02(a) and (b) have been satisfied.

(d)Closing Documents. Purchaser shall have executed, or caused to be executed, and delivered to the Company the Transaction Documents and the documents set forth in Schedule 7.02(d), and each such agreement and document shall be in full force and effect.

7.03Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following conditions:

(a)Accuracy of Representations and Warranties of Parent and the Company. The representations and warranties of Parent and the Company contained in this Agreement (other than Fundamental Representations) (i) that are not qualified by “Material Adverse Effect” or other materiality qualifications shall have been accurate in all material respects on the date of this Agreement and shall be accurate in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be accurate in all material respects as of such date), and (ii) that are qualified by “Material Adverse Effect” or other materiality qualifications shall have been accurate in all respects on the date of this Agreement and shall be accurate in all respects as of the Closing Date as made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be accurate in all respects as of such date).  The Fundamental Representations of Parent and the Company contained in this Agreement shall have been accurate in all respects on the date of this Agreement and shall be accurate in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be accurate as of such date.

(b)Covenants of Parent and the Company. Parent and the Company shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by them on or prior to the Closing.

(c)Closing Certificate. Parent and the Company shall have delivered certificates of authorized officers of Parent and the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.03(a), (b) and (e) have been satisfied and certifying that board approval of both Parent and Company has been properly obtained and the transaction has been properly authorized.

(d)Closing Documents. Parent and the Company shall have executed, or caused to be executed, and delivered to Purchaser the Transaction Documents (including but not limited to Transition Services Agreement) and the documents set forth in Schedule 7.03(d), and each such agreement and document shall be in full force and effect.

(e)Release of Liens. All Liens on the Purchased Assets, other than Permitted Liens, shall have been or, substantially concurrent with the occurrence of the Closing, shall be, released.

(f)No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

All deliveries at the Closing as provided for in Section 7.02 shall be deemed to be made and effected simultaneously with each other and with all deliveries provided for in Section 7.03, and all such deliveries shall be deemed to be in escrow until all such deliveries provided for in Section 7.03 and in Section 7.02 have been made and effected.

Article VIII. TERMINATION.

8.01Termination.

(a)This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i)by the mutual written consent of the Parties;

(ii)by Purchaser or the Company, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to April 30, 2022 (the “Outside Date”); provided that, in each case, the right to terminate this Agreement under this Section 8.01(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(iii)by Purchaser or the Company if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated hereby in any material respect shall have become final and non‑appealable;

(iv)by the Company or Parent, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would result in the failure of the conditions set forth in Sections 7.01 or 7.02  and (B)(x) cannot be cured prior to the Outside Date or (y) if capable of being cured, shall not have been cured (1) within thirty (30) calendar days following receipt of written notice from the

Company of such breach or (2) any shorter period of time that remains between the date such written notice is provided and the Outside Date; provided, however, that the Company or Parent may not terminate this Agreement pursuant to this Section 8.01(a)(iv) if the Company or Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.01 or 7.02 not to be satisfied; or

(v)by Purchaser, if Parent or the Company shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would result in the failure of the conditions set forth in Sections 7.01 or 7.03 and (B)(x) cannot be cured prior to the Outside Date or (y) if capable of being cured, shall not have been cured (1) within thirty (30) calendar days following receipt of written notice from Purchaser of such breach or (2) any shorter period of time that remains between the date such written notice is provided and the Outside Date; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.01(a)(v) if Purchaser is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.01 or 7.03 not to be satisfied.

(b)The Parties acknowledge that the right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any due diligence investigation made by or on behalf of any party hereto, any person controlling any such party, or any of their respective officers, directors, trustees, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

8.02Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part any Party except for willful breaches of this Agreement prior to the time of such termination; provided that Section 6.02, this Section 8.02, and Article IX(and any related definitional provisions throughout this Agreement) shall survive any termination of this Agreement. As used in this Section 8.02, a “willful breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement and such action or failure to take action was undertaken with actual knowledge that the taking of such action or the failure to act would reasonably be expected to cause a material breach of this Agreement.

Article IX.
INDEMNIFICATION

9.01Indemnification.

(a)Following the Closing and subject to the terms and conditions of this Article IX, each of the Company and Parent, on a joint and several basis, shall indemnify and hold harmless each of Purchaser, Purchaser’s Affiliates and their respective Representatives and successors (each, a “Purchaser Indemnified Party”) from and against any Losses actually incurred or sustained by such Purchaser Indemnified Party (“Purchaser Losses”) as a proximate result of:

(1)any breach of or inaccuracy in any representation or warranty of Parent or the Company set forth in this Agreement or in the certificate delivered pursuant to Section 7.03(c);

(2)any breach of any covenant or agreement of Parent or the Company herein; and

(3)any Excluded Liabilities.

(b)Following the Closing and subject to the terms and conditions provided in this Article IX, Purchaser shall indemnify, defend and hold harmless Parent, the Company, their respective Affiliates and their respective Representatives and successors (each, a “Company Indemnified Party”) from and against any Losses actually incurred or sustained by such Company Indemnified Party (“Company Losses”) as a proximate result of:

(1)any breach of or inaccuracy in any representation or warranty of Purchaser set forth in this Agreement or in the certificate delivered pursuant to Section 7.02(c);

(2)any breach of any covenant or agreement of Purchaser herein;

(3)any Assumed Liabilities; and

(4)any Taxes incorrectly withheld with respect to the payment of any amounts under this Agreement.

9.02Certain Limitations.

(a)Notwithstanding anything contained herein to the contrary, the Company and Parent shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Purchaser Losses (i) under this Agreement pursuant to Section 9.01(a)(1) in excess of $14,000,000 (the “Cap”) or (ii) under this Agreement (other than pursuant to Sections 6.09 and 9.01(a)(3)) in excess of an amount equal to the Purchase Price; provided, however, that the limitations set forth in clause (i) and (ii) above shall not apply to fraud, criminal activity, willful misconduct or any breaches of any Fundamental Representation. Notwithstanding anything contained herein to the contrary, Purchaser shall not be obligated to indemnify Company Indemnified Parties for aggregate Company Losses (i) under this Agreement pursuant to Section 9.01(b)(1) in excess of the Cap; provided, however, that the limitations set forth in clause (i) shall not apply to fraud or any breaches of any Fundamental Representation or (ii) under this Agreement (other than pursuant to Sections 6.09 and 9.01(b)(3)) in excess of an amount equal to the Purchase Price.

(b)Notwithstanding anything contained herein to the contrary, the Company and Parent shall not be obligated to indemnify Purchaser Indemnified Parties under this Agreement pursuant to 9.01(a)(1), unless and until the aggregate Purchaser Losses subject to such indemnification collectively exceed $700,000 (the “Deductible”), whereupon such indemnification shall be made by the Company and Parent only with respect to the amount of such Purchaser Losses in excess of $500,000; provided that no Purchaser Losses may be claimed by a

Purchaser Indemnified Party or shall be reimbursable by the Company or Parent or shall be included in calculating the Deductible other than Purchaser Losses in excess of $25,000 resulting from any single or aggregated claims arising out of the same facts, events or circumstances and provided that in no event shall any internal costs be included as a Loss; further provided, however, that the Deductible shall not apply to any breaches of any Fundamental Representation or any Purchaser Losses due to fraud, criminal activity, or willful misconduct. Notwithstanding anything contained herein to the contrary, Purchaser shall not be obligated to indemnify Company Indemnified Parties under this Agreement pursuant to 9.01(b)(1), unless and until the aggregate Company Losses subject to such indemnification collectively exceed the Deductible, whereupon such indemnification shall be made by Purchaser only with respect to the amount of such Company Losses in excess of $500,000; provided that no Company Losses may be claimed by a Company Indemnified Party or shall be reimbursable by Purchaser or shall be included in calculating the Deductible other than Company Losses in excess of $25,000 resulting from any single or aggregated claims arising out of the same facts, events or circumstances and provided that in no event shall any internal costs be included as a Loss; further provided, however, that the Deductible shall not apply to any breaches of any Fundamental Representations.

(c)The representations and warranties of the Company and Parent contained in Article IV and Purchaser contained in Article V shall survive the Closing and terminate on the date that is eighteen (18) months following the Closing Date (except for the representations and warranties contained in Section 4.05 and Section 4.13 which shall survive for sixty (60) days following the expiration of the applicable statute of limitations); provided that the Fundamental Representations shall terminate on the date that is thirty-six (36) months following the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

(d)The obligations to indemnify and hold harmless a Party pursuant to Sections 9.01(a)(1) or 9.01(b)(1) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.02(c); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any claims as to which the Company Indemnified Party or Purchaser Indemnified Party, as the case may be, to be indemnified (each, an “Indemnified Party”) shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim, to the extent known by the Indemnified Party) to the indemnifying Party hereunder (the “Indemnifying Party”).

(e)Each Person entitled to indemnification hereunder shall, to the extent as would be required under applicable Law, take all reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.

(f)For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

9.03Procedures for Third Party Claims and Excluded Liabilities.

(a)Promptly after the receipt by any Indemnified Party of a notice of any Proceeding by any Third Party that may be subject to indemnification under this Article IX, including any Proceeding relating to any Excluded Liability or Assumed Liability, such Indemnified Party shall give written notice of such Proceeding to the Indemnifying Party, stating in reasonable detail the nature and basis of each claim made in the Proceeding and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Proceeding and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Proceeding.

(b)The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the Third Party claim upon written notice to the Indemnified Party delivered within 30 days after receipt of the particular notice from the Indemnified Party which such notice shall include Indemnifying Party’s agreement that it will provide full indemnification to the Indemnified Party for all Losses relating thereto in accordance with the terms of this Agreement; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party claim (i) if such Third Party claim seeks as its primary remedy the imposition of an equitable remedy that is binding upon Purchaser, the Purchased Assets or the Assumed Liabilities, or (ii) the amount of Losses relating to such Third Party claim could be reasonably expected to exceed the amounts for which the Indemnifying Party is obligated to indemnify hereunder.

(c)So long as the Indemnifying Party has assumed the defense of the Third Party claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of co-counsel for the Indemnified Party (A) if the Indemnified Party reasonably and in good faith believes that a conflict of interest exists or could arise which, under applicable principles of legal ethics could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding or (B) during the period after such time as the Indemnified Party has notified the Indemnifying Party of such Third Party claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that the Indemnifying Party has assumed the defense of such Third Party claim, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party claim (other than a judgment or settlement that is solely for money damages in an amount less than the remaining balance of the limitations on indemnity set forth in Section 9.02 and is accompanied by the Indemnifying Party’s irrevocable commitment to make payment of amounts set forth in such settlement or judgment and a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party, which such consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)In the case of any Third Party claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future use of the Purchased Assets), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(e)Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law.

9.04Certain Procedures. The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter that may give rise to a claim for indemnification pursuant hereto; provided, however, that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnified Party shall, and shall cause its Affiliates and Representatives to, reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party. Subject to the provisions of Section 9.03, in connection with any actual or threatened claims by, or actual or threatened litigation or other disputes with, Third Parties relating to Assumed Liabilities or Excluded Liabilities, any such claims, litigation and disputes being referred to as “claims” for purposes of this Section 9.04, to the extent such activities are permitted by applicable Law and would not result in a waiver of the attorney-client privilege, the Indemnified Party shall, and shall cause its Affiliates and Representatives to, reasonably cooperate in the defense by the Indemnifying Party of such claim (at the Indemnifying Party’s cost and expense), including, (i) permitting the Indemnifying Party to discuss during regular business hours the claim with such officers, employees, consultants and Representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (ii) permitting the Indemnifying Party to have reasonable access to the properties, books, records, papers, documents, plans, drawings, electronic mail, databases and computers of the Indemnified Party and its Affiliates and Representatives related to the claim during regular business hours and upon prior notice to review information and documentation relative to the claim, (iii) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other Third Party request for documents or interviews and testimony, and (iv) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other Third Party request for documents.

9.05Remedies Exclusive. Following the Closing, subject to the purchase price adjustment procedure set forth in Section 2.02 hereof, the remedies set forth in this Article IX shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common law (including Environmental Law) with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any of this Agreement, the Business, the Purchased Assets, the Assumed Liabilities or the

Excluded Liabilities (it being understood that nothing in this Section 9.05 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement or the Parties’ rights under the other Transaction Documents); provided, however, that nothing in this Section 9.05 or elsewhere in this Agreement shall limit any Person’s right to seek any remedy on account of any Party’s fraud, criminal misconduct or willful breach. The Parties each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.05.

Article X. SPECIAL INDEMNITIES

10.01Special Indemnity for IT Expenses.

(a)Following the Closing and subject to the terms and conditions of this Section 10.01, each of the Company and Parent, on a joint and several basis, shall indemnify each Purchaser Indemnified Party on an USD-for-USD basis for any and all out-of-pocket documented Qualified IT Expenses actually incurred by such Purchaser Indemnified Party; provided that (i) Qualified IT Expenses do not include any amounts which are incurred in connection with implementation of the NY Metro Agreements or South Carolina Agreement, and (ii) such indemnity obligation shall terminate on the date that is twelve (12) months following the Closing Date (the “IT Indemnity”).

(b)Notwithstanding anything contained herein to the contrary, the Company and Parent shall not be obligated to indemnify Purchaser Indemnified Parties pursuant to the IT Indemnity for aggregate Qualified IT Expenses in excess of the amount set forth in Schedule 10.01.

(c)Any Qualified IT Expenses payable to a Purchaser Indemnified Party pursuant to the IT Indemnity shall be satisfied solely from the Indemnification Escrow Fund.

(d)None of the limitations set forth in Section 9.02(a) and Section 9.02(b) shall apply to the IT Indemnity.  Each Person entitled to indemnification hereunder shall, to the extent as would be required under applicable Law, take all reasonable steps to mitigate all Qualified IT Expenses after becoming aware of any event that could reasonably be expected to give rise to any Qualified IT Expenses which are indemnifiable or recoverable hereunder or in connection herewith.

10.02Special Indemnity for Real Property Expenses.

(a)Following the Closing and subject to the terms and conditions of this Section 10.02, each of the Company and Parent, on a joint and several basis, shall indemnify each Purchaser Indemnified Party on an USD-for-USD basis for any and all out-of-pocket documented Qualified Real Property Expenses actually incurred by such Purchaser Indemnified Party, provided that such indemnity obligation shall terminate on the date that is twelve (12) months following the Closing Date (the “Real Property Indemnity”).

(b)Notwithstanding anything contained herein to the contrary, the Company and Parent shall not be obligated to indemnify Purchaser Indemnified Parties pursuant to the Real

Property Indemnity for aggregate Qualified Real Property Expenses in excess of the amount set forth in Schedule 10.02.

(c)Any Qualified Real Property Expenses payable to a Purchaser Indemnified Party pursuant to the Real Property Indemnity shall be satisfied solely from the Indemnification Escrow Fund.

(d)None of the limitations set forth in Section 9.02(a) and Section 9.02(b) shall apply to the Real Property Indemnity.  Each Person entitled to indemnification hereunder shall, to the extent as would be required under applicable Law, take all reasonable steps to mitigate all Qualified Real Property Expenses after becoming aware of any event that could reasonably be expected to give rise to any Qualified Real Property Expenses which are indemnifiable or recoverable hereunder or in connection herewith.

10.03Special Indemnity for Wage Losses.

(a)During the period following the Closing and ending on December 31, 2023, each of the Company and Parent, on a joint and several basis, shall indemnify and hold harmless each Purchaser Indemnified Party on a quarterly USD-for-USD basis from and against any and all Wage Losses actually incurred by such Purchaser Indemnified Party pursuant to the following Transferred Contracts (collectively defined as the “Indemnity Contracts” for purposes of this Section 10.03) and subject to the terms and conditions set forth below (collectively, the “Wage Loss Indemnity”):

(i)With respect to the Transferred Contracts with [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(i);

(ii)With respect to the Transferred Contracts with [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(ii);

(iii)With respect to the Transferred Contracts with [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(iii);

(iv)With respect to the Transferred Contracts with [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(iv);

(v)With respect to the Transferred Contracts with the [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(v);

(vi)With respect to the Transferred Contracts with the [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(vi); and

(vii)With respect to the Transferred Contracts with [***], each of the Company and Parent shall indemnify and hold harmless each Purchaser Indemnified Party for any and all related Wage Losses, provided that such indemnity obligation shall not exceed aggregate Losses in excess of the amount set forth in Schedule 10.03(a)(vii).

(b)Purchaser shall prepare and deliver on a monthly basis a Wage True Up Calculation Spreadsheet, in accordance with the terms set forth in Section 10.04.

(c)Any Wage Losses payable to a Purchaser Indemnified Party pursuant to this Section 10.03 shall be satisfied solely from the Indemnification Escrow Fund.  The Wage Losses accrued every quarter, if any, due to the Purchaser Indemnified Party shall be paid by the Escrow Agent no later than two (2) weeks following the day of final determination of such quarterly Wage Losses.

(d)Following the Closing, in the event an amendment to any of the Indemnity Contracts is entered into and provides for an increase in billing for an amount equal or superior to the Maximum Remaining Wage Exposure for such Indemnity Contract (a “Post-Closing Triggering Billing Increase”), the remaining amount in the Indemnification Escrow Fund relating to such Indemnity Contract shall be released to Parent no later than two (2) weeks following the day of determination of such Triggering Billing Increase.  Correspondingly, in the event an amendment to one of the Indemnity Contracts is entered into prior to the Closing by the Company or Parent such that if such amendment has been entered into on or after Closing it would have triggered a Post-Closing Triggering Billing Increase (a “Pre-Closing Triggering Billing Increase”), the corresponding amount that would otherwise be placed in the Indemnification Escrow Fund relating to such Indemnity Contract shall not be placed into the Indemnification Escrow Fund but rather paid to Parent at the Closing.

(e)For each of the Indemnity Contracts, the remaining corresponding amount of funds in the Indemnification Escrow Fund shall be paid by the Escrow Agent to Parent no later than two (2) weeks following the occurrence of the earliest of the following events: (i) a Post-Closing Triggering Billing Increase, (ii) the date upon which such Indemnity Contract is renewed or amended to extend its term, (iii) the date upon which such Indemnity Contract terminates or (iv) December 31, 2023.

(f)None of the limitations set forth in Section 9.02(a) and Section 9.02(b) shall apply to the Wage Loss Indemnity.  Each Person entitled to indemnification hereunder shall, to the extent as would be required under applicable Law, take all reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.  In particular, Purchaser undertakes to use its reasonable best efforts to seek and obtain from the Business’ customers, promptly following the Closing, increased hourly customer billing rates in order to mitigate any potential Wage Losses indemnifiable hereunder.

(g)For purposes of this Section 10.03, “Wage Losses” shall mean, in relation to each of the Indemnity Contracts during a particular month, an amount equal to the product of (a) the difference between (i) the hourly Wage rate actually paid to the Affected Employees (which for purposes of this calculation shall not exceed the Target Wage Rate) and (ii) the hourly Wage rate paid to the Affected Employees as of the Closing per the agreed budget as set forth on the Wage True Up Calculation Spreadsheet, multiplied by (b) the number of hours worked by the Affected Employees during the relevant month.  For the avoidance of doubt, in the event Purchaser enters into a statement of work that provides for additional work, any employee participating on such additional workstreams shall not be considered as an Affected Employee, regardless of their applicable hourly Wage rate.

10.04Indemnity Statement.  Within thirty (30) calendar days after (i) the date that is twelve (12) months following the Closing Date, for purposes of the IT Indemnity and the Real Property Indemnity, or (ii) the end of each successive calendar month following the Closing, for purposes of the Wage Loss Indemnity, Purchaser shall prepare and deliver to the company a reasonably detailed statement (each, an “Indemnity Statement”), which shall be in the form of the Wage True Up Calculation Spreadsheet for purposes of the Wage Loss Indemnity, setting forth a calculation of the indemnity amounts for such period together with reasonable supporting information.  the Company may dispute the calculation of such indemnity amounts by providing written notice (an “Indemnity Dispute Notice”) to Purchaser within thirty (30) calendar days of Purchaser’s delivery of the Indemnity Statement to the Company.  If the Company does not provide an Indemnity Dispute Notice, such Indemnity Statement shall be deemed final upon the end of such thirty (30) calendar days of Purchaser’s delivery of the Indemnity Statement to the Company.  An Indemnity Dispute Notice shall identify each disputed item, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute.  Purchaser shall, and shall cause its Affiliates and Representatives to, provide the Company and its Representatives with reasonable access, information and assistance as may be reasonably requested by the Company in connection with its review of an Indemnity Statement.  In the event of any such disputes, Purchaser and the Company shall attempt, in good faith, to reconcile their differences (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the Parties and the Escrow Agent and shall be evidenced by a writing signed by Purchaser and the Company reflecting such resolution.  If Purchaser and the Company are able to reach a resolution, such Indemnity Statement shall be deemed final.  If Purchaser and the Company are unable to reach such resolution within thirty (30) calendar days after the Company’s delivery of an Indemnity Dispute Notice to purchaser, then Purchaser and the Company shall promptly submit any remaining disputed items for final binding resolution to the Designated Accounting Firm.  If any remaining disputed items are submitted to the Designated Accounting Firm for resolution, (i) each Party will furnish to the Designated Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Designated Accounting Firm may request and are available to such Party, and each Party will be afforded the opportunity to present to the Designated Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Designated Accounting Firm; (ii) each Party will use its Commercially Reasonable Efforts to cooperate with the resolution process so that the disputed items can be resolved within thirty (30) calendar days of submission of the disputed items to the Designated Accounting Firm; (iii) the determination by the Designated Accounting Firm, as set forth in a written notice to Purchaser and the Company, shall be final, binding and conclusive on the Parties and the Escrow Agent; and (iv)

the fees and expenses of the Designated Accounting Firm shall be borne by the Company and Purchaser in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm, and all other costs and expenses shall be paid by the respective Party incurring such expense.  Nothing herein shall be construed to authorize or permit the Designated Accounting Firm to resolve any item in dispute by making an adjustment to the Indemnity Statement that is outside of the range for such item defined by the Indemnity Statement and an Indemnity Dispute Notice.  In calculating the relevant indemnity amount, the Designated Accounting Firm shall be limited to addressing only those particular disputes referred to in an Indemnity Dispute Notice.

Article XI. MISCELLANEOUS.

11.01Entire Agreement.  This Agreement together with the Exhibits (the “Exhibits”) and the Schedules hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to such matters, provided, however, that the terms of the Confidentiality Agreement shall remain in full force and effect.

11.02Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court determines that it does not have subject matter jurisdiction, in any other appropriate Delaware State or Federal court), for any litigation arising out of or relating to this Agreement and the other transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.04 shall be effective service of process for any litigation brought against it in any such court.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the other transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

(b)To the fullest extent permitted by Law, the Parties hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction.  The Parties also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims.  The Parties acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings.  The Parties further warrant and represent that each has reviewed this waiver with its or his, as the case may be, legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transactions contemplated hereby.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.03Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the Parties. Any provision of this Agreement or of the Schedules or Exhibits hereto may be waived only in a writing signed by the Party against whom enforcement of any such waiver is sought.  No action or non-action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or non-action of compliance with any representation, warranty, covenant or agreement contained herein.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.04Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or email to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent, to it at:

ALJ Regional Holdings, Inc.
244 Madison Avenue, PMB #358

New York, NY 10016
Attention:Jess Ravich, Chief Executive Officer
Email:jessravich@gmail.com

With a copy to:

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention:  Christopher M. Forrester
Phone:(650) 838-3772
Fax:(650) 838-5173

Email:Chris.forrester@shearman.com

If to the Company, to it at:

Faneuil, Inc.

2 Eaton Street

Suite 1002

Hampton, VA 23669
Attention:Joyce Ritzert, Chief Financial Officer
Email:Joyce.Ritzert@faneuil.com

With a copy to:

ALJ Regional Holdings, Inc.
244 Madison Avenue, PMB #358

New York, NY 10016
Attention:Jess Ravich, Chief Executive Officer
Email:jessravich@gmail.com

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention:  Christopher M. Forrester
Phone:(650) 838-3772
Fax:(650) 838-5173

Email:Chris.forrester@shearman.com

If to Purchaser, to it at:

TTEC Government Solutions, LLC
Attention:Margaret B. McLean, General Counsel
Email:Margaret.Mclean@ttec.com

With a copy to (which shall not constitute notice hereunder):

Sherman & Howard LLC
Attention:Garth Jensen
Tel.: 303-299-8257

Email:GJensen@shermanhoward.com

11.05Severability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect as to that jurisdiction, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement in that or any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any determination that any provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.06Assignment and Binding Effect.  None of the Parties may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.

11.07No Benefit to Others.  Except as provided in Section 11.08 (the provisions of which Sections shall inure to the benefit of the person or entities benefiting therefrom who are intended to be third party beneficiaries thereof), the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

11.08No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non‑Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.  Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non‑Recourse Party.

11.09Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.10Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

11.11Interpretation. Article titles, headings to sections and the table of contents in this Agreement are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form; “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; references to the masculine include the feminine and vice versa; references to the singular include the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article,” “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or Schedule hereto.  Where used with respect to information, the phrases “delivered,” “furnished” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Purchaser, material that has been posted in a “data room” (virtual or otherwise) established by the Company.

11.12Disclosure.  For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of each other Schedule to this Agreement to the extent that it is reasonably apparent on the face of such disclosure and without reviewing any other document, including any document referenced in such disclosure, that such disclosure is relevant to such other Schedule.  The inclusion of any information on any Schedule shall not be deemed to be an admission or acknowledgment by Parent or the Company, in and of itself, that such information is required to be listed on any Schedule or is material to or outside the ordinary course of the Business.  The inclusion of any information on any Schedule relating to possible breaches or violations of, or defaults under any contract or Law shall not be deemed by any person as an admission that any breach or violation of, or default under, any such contract or Law exists, has occurred, is likely to occur or is possible.

11.13No Presumption.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and there shall be no presumption against the draftsman.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ALJ REGIONAL HOLDINGS, INC.

By:	/s/ Jess Ravich
Name: Jess Ravich
Title: Chief Executive Officer

FANEUIL, INC.

By:	/s/ Anna Van Buren
Name: Anna Van Buren
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TTEC GOVERNMENT SOLUTIONS, LLC

By:	/s/ Regina Paolillo
Name: Regina Paolillo
Title: President

Solely for purposes of Section 6.20:

TTEC HOLDINGS, INC.

By:	/s/ Regina Paolillo
Name: Regina Paolillo
Title: Global Chief Operating Officer